Exhibit Number 2:

                                                                [Conformed Copy]
================================================================================


                              STOCK SALE AGREEMENT


                                 by and between


                            VARIAN ASSOCIATES, INC.,
                            a Delaware corporation,


                                      and


                             COMMUNICATIONS & POWER
                        INDUSTRIES HOLDING CORPORATION,
                             a Delaware corporation


                                  dated as of
                                  June 9, 1995

================================================================================

                              STOCK SALE AGREEMENT

                               TABLE OF CONTENTS

SECTION                                                                   PAGE
- -------                                                                   ----
    RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                   ARTICLE I
                                  DEFINITIONS

    1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . .    2
    1.2     Other Defined Terms  . . . . . . . . . . . . . . . . . . . .    8

                                   ARTICLE II
                     PURCHASE AND SALE OF STOCK AND ASSETS;
                          FORMATION OF EDB SUBSIDIARY

    2.1     Sale of Stock  . . . . . . . . . . . . . . . . . . . . . . .    8
    2.2     Formation of EDB Subsidiary  . . . . . . . . . . . . . . . .    8
    2.3     Assets to be Contributed to EDB Subsidiary . . . . . . . . .    8
    2.4     Sale of Varian Canada Assets and Foreign Assets  . . . . . .   11
    2.5     Disclaimers  . . . . . . . . . . . . . . . . . . . . . . . .   11
    2.6     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . .   12
    2.7     EDB Subsidiary Not to Assume Any Liabilities . . . . . . . .   13
    2.8     Purchase Price and Payment . . . . . . . . . . . . . . . . .   13
    2.9     No Assignment in Certain Circumstances . . . . . . . . . . .   14
    2.10    Certain Accounts . . . . . . . . . . . . . . . . . . . . . .   15

                                  ARTICLE III
                           ASSUMPTION OF LIABILITIES

    3.1     Assumption of Liabilities  . . . . . . . . . . . . . . . . .   15
    3.2     Retained Liabilities . . . . . . . . . . . . . . . . . . . .   16
    3.3     Liabilities of Subsidiaries of Seller  . . . . . . . . . . .   17

                                   ARTICLE IV
                                    CLOSING

    4.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    4.2     Seller Obligations at Closing  . . . . . . . . . . . . . . .   18
    4.3     Buyer Obligations at Closing . . . . . . . . . . . . . . . .   18

SECTION                                                                         PAGE
- -------                                                                         ----
                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

    5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    5.3     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . .   21
    5.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   21
    5.5     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . .   22
    5.6     Title to Assets and Stock  . . . . . . . . . . . . . . . . . . . .   23
    5.7     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    5.8     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . .   24
    5.9     Litigation; Legal Matters  . . . . . . . . . . . . . . . . . . . .   25
    5.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .   25
    5.11    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . .   26
    5.12    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . .   26
    5.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
    5.14    Permits and Other Operating Rights . . . . . . . . . . . . . . . .   28
    5.15    Capitalization of EDB Subsidiary . . . . . . . . . . . . . . . . .   28
    5.16    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    5.17    Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    6.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    6.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
    6.3     Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .   30
    6.4     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    6.5     Acquisition for Investment . . . . . . . . . . . . . . . . . . . .   30
    6.6     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                  ARTICLE VII
                               CERTAIN COVENANTS

    7.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . .   31
    7.2     Conduct of Business Pending Closing  . . . . . . . . . . . . . . .   31
    7.3     No Solicitation of Transactions  . . . . . . . . . . . . . . . . .   32
    7.4     Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    7.5     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . .   33
    7.6     Acknowledgement by Buyer . . . . . . . . . . . . . . . . . . . . .   35
    7.7     News Releases  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.8     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.9     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.10    Bulk Sale Compliance . . . . . . . . . . . . . . . . . . . . . . .   36
    7.11    Use of Properties and Groundwater  . . . . . . . . . . . . . . . .   36
    7.12    Seller Performance of Site Remediation in Beverly, Massachusetts .   36
    7.13    Seller Obligations With Respect to Management Stock Purchases  . .   37
    7.14    Certain PGTP Tooling . . . . . . . . . . . . . . . . . . . . . . .   37
    7.15    Certain Lease Agreements . . . . . . . . . . . . . . . . . . . . .   37

SECTION                                                                         PAGE
- -------                                                                         ----
                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

    8.1     Accuracy of Representations and Warranties . . . . . . . . . . . .   38
    8.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.3     Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.4     Absence of Governmental Orders . . . . . . . . . . . . . . . . . .   38
    8.5     Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . .   38
    8.6     Officers' Certificates . . . . . . . . . . . . . . . . . . . . . .   38
    8.7     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . .   38
    8.8     Suits, Proceedings, Investigations . . . . . . . . . . . . . . . .   39
    8.9     Instruments of Conveyance  . . . . . . . . . . . . . . . . . . . .   39
    8.10    Material Adverse Change  . . . . . . . . . . . . . . . . . . . . .   39
    8.11    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    8.12    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

                                   ARTICLE IX
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

    9.1     Accuracy of Representations and Warranties . . . . . . . . . . . .   39
    9.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    9.3     Authorizations . . . . . . . . . . . . . . . . . . . . . . . . . .   39
    9.4     Absence of Governmental Orders . . . . . . . . . . . . . . . . . .   40
    9.5     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .   40
    9.6     Officers' Certificates . . . . . . . . . . . . . . . . . . . . . .   40
    9.7     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . .   40

                                   ARTICLE X
                                INDEMNIFICATION

    10.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . .   40
    10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . .   42
    10.4    General Indemnification Provisions . . . . . . . . . . . . . . . .   43
    10.5    Limitations on Indemnification.  . . . . . . . . . . . . . . . . .   45
    10.6    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

                                   ARTICLE XI
                                  TAX MATTERS

    11.1    Tax Characterization . . . . . . . . . . . . . . . . . . . . . . .   49
    11.2    Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . .   49
    11.3    Taxes Before and After the Closing Date  . . . . . . . . . . . . .   50
    11.4    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    11.5    Notification and Defense . . . . . . . . . . . . . . . . . . . . .   51
    11.6    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    11.7    Payroll Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    11.8    Consolidated Tax Liability . . . . . . . . . . . . . . . . . . . .   52
    11.9    Taxes Relating to Transactions Contemplated by This Agreement  . .   52
    11.10   Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                  ARTICLE XII

SECTION                                                                         PAGE
- -------                                                                         ----
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

    12.1    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    12.2    Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    12.3    Certain PGTP Employees . . . . . . . . . . . . . . . . . . . . . .   55
    12.4    COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    12.5    No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .   56
    12.6    Cessation of Participation Under Seller's Plans  . . . . . . . . .   56
    12.7    Termination of Confidentiality and Related Agreements. . . . . . .   56

                                  ARTICLE XIII
                                  TERMINATION

    13.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    13.2    Written Notice . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    13.3    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . .   57
    13.4    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

                                  ARTICLE XIV
                               GENERAL PROVISIONS

    14.1    Expenses, Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . .   57
    14.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
    14.3    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . .   59
    14.4    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    14.5    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    14.6    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    14.7    No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . .   59
    14.8    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
    14.9    No Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . .   60
    14.10   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .   60
    14.11   Mutual Drafting  . . . . . . . . . . . . . . . . . . . . . . . . .   61
    14.12   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .   61
    14.13   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . .   61
    14.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
    14.15   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   62

EXHIBITS:

EXHIBIT 8.5 . . . . . . . . . . . . . . . . . . . Opinions of Counsel to Seller
EXHIBIT 8.7(a)  . . . . . . . . . . . . . . . . . . .  Noncompetition Agreement
EXHIBIT 8.7(b)  . . . . . . . . . . . . . . . . . . . . . Real Estate Documents
EXHIBIT 8.7(c)  . . . . . . . . . . . . . . . . . . . . . Site Access Agreement
EXHIBIT 8.7(d)  . . . . . . . . . . . . . . . . . . . . . . . . . Cross-License
EXHIBIT 8.7(e)  . . . . . . . . . . . . . . . . Transitional Services Agreement
EXHIBIT 8.7(f)  . . . . . . . . . . . . . . . . . . . . . . . Supply Agreements
EXHIBIT 8.7(g)  . . . . . . . . . . . . . . . . . . . . . . . Trademark License
EXHIBIT 9.5 . . . . . . . . . . . . . . . . . . . . Opinion of Counsel to Buyer


SCHEDULES:

SCHEDULE 1.1  . . . . . . . . . . . . . . . . . . . . . . . . . Permitted Liens
SCHEDULE 2.3(a)(i)  . . . . . . . . . . . . . . . . . . EDB Owned Real Property
SCHEDULE 2.3(a)(ii)(1)  . . . . . . . . . . . . . . .  EDB Leased Real Property
SCHEDULE 2.3(a)(vii)  . . . . . . Patents, Trademarks & Copyright Registrations
SCHEDULE 2.3(a)(xi) . . . . . . . . . . . . . . . . . . . . . .  Certain Assets
SCHEDULE 2.6  . . . . . . . . . . . . . . . . . . . . . Certain Excluded Assets
SCHEDULE 2.8(b) . . . . . . . . . . . . . . . . . . . .  Adjusted Balance Sheet
SCHEDULE 6.2(b) . . . . . . . . . . . . . . . . . . . . .  Buyer Authorizations
SCHEDULE 7.2(a) . . . . . . . . . . . . . . . . . . . . . . Conduct of Business
SCHEDULE 7.13 . . . . . . . . . . . . . . . . . . . . . .  Management Investors
SCHEDULE 7.14 . . . . . . . . . . . . . . . . . . . . . .  Certain PGTP Tooling
SCHEDULE 8.3  . . . . . . . . . . . . . . . . . . . . . . . . .  Authorizations
SCHEDULE 12.1 . . . . . . . . . . . . . . . . . . . . . . . . Certain Employees
SCHEDULE 14.4 . . . . . . . . . . . . . . . . . .  Knowledge of Certain Persons


DISCLOSURE SCHEDULE:

SECTION 5.2(c)  . . . . . . . . . . . . . . . . . . . . . . . .  Consents, Etc.
SECTION 5.3 . . . . . . . . . . . . . . . . . . . . . . . . . Non-Contravention
SECTION 5.4(a)  . . . . . . . . . . . . . . . . . . . . .  Financial Statements
SECTION 5.4(b)  . . . . . . . . . . . . . . . . . Seller's Accounting Practices
SECTION 5.5 . . . . . . . . . . . . . . . . . . . .  Absence of Certain Changes
SECTION 5.6 . . . . . . . . . . . . . . . . . . . . . Title to Assets and Stock
SECTION 5.7(a)  . . . . . . . . . . . . . . . . . . . . . . Owned Real Property
SECTION 5.7(b)  . . . . . . . . . . . . . . . . . . . . .  Leased Real Property
SECTION 5.8(a)  . . . . . . . . . . . . . . . . . . . .  Patents and Trademarks
SECTION 5.8(b)  . . . . . . . . . . . . . . . . . . . . . . . . . . .  Licenses
SECTION 5.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Litigation
SECTION 5.10(a) . . . . . . . . . . . . . . . . . . . .  Employee Benefit Plans
SECTION 5.11(a) . . . . . . . . . . . . . . . . . . . . . .  Environmental Laws
SECTION 5.11(b) . . . . . . . . . . . . . . . . . . . . . Environmental Actions
SECTION 5.11(c) . . . . . . . . . . . . . . . . . . . . . Environmental Permits
SECTION 5.11(d) . . . . . . . . . . . . . . . . . . . . . . . . . . .  Disposal
SECTION 5.12  . . . . . . . . . . . . . . . . . . . . Contracts and Commitments
SECTION 5.13(b) . . . . . . . . . . . . . . . . . . . . . . . . . . Tax Matters
SECTION 5.14(a) . . . . . . . . Permits and Other Operating Rights / Exceptions

SECTION 5.14(b) . . . . . . . . . . . . . .  Permits and Other Operating Rights

                              STOCK SALE AGREEMENT


                 STOCK SALE AGREEMENT (together with all schedules and exhibits hereto, the "Agreement"), dated as of June 9, 1995, by and among Varian Associates, Inc., a Delaware corporation, and Communications & Power Industries Holding Corporation, a Delaware corporation.

                                    RECITALS

                 A. Seller, directly and indirectly through various foreign and domestic Affiliates of Seller, is engaged in the business of developing, manufacturing and distributing microwave tubes, power grid tubes, microwave amplifiers, modulators and various other power supply equipment through its Electron Devices Business (the "Business").

                 B. Seller and such Affiliates of Seller desire to sell and cause to be transferred to Buyer (including Affiliates of Buyer organized for that purpose), and Buyer (including such Affiliates) desires to purchase and accept the transfer from Seller and such Affiliates of Seller, substantially all of the assets and properties of Seller and such Affiliates of Seller used or usable primarily in the Business, as hereinafter specifically provided.

                 C. Seller and Buyer desire to facilitate such sale by, among other things, contributing certain of such assets, properties and business to a newly formed subsidiary of Seller and effecting a sale from Seller to Buyer of the stock thereof, as provided in this Agreement.

                 In consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

                 "Action" means any claim, action, suit, audit, assessment or arbitration, or any proceeding or investigation, by or before any Governmental Authority.

                 "Adverse Effect" means a Liability, expense, damage, fine or penalty in excess of $2,000,000 suffered or incurred by the Business.

                 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

                 "Agreement" means this Stock Sale Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

                 "Agreement Date" means June 9, 1995.

                 "Ancillary Agreements" means the Noncompetition Agreement, Real Estate Documents, Site Access Agreement, Cross-License, Transitional Services Agreement, Supply Agreements, and Trademark License substantially in the forms attached hereto as Exhibits 8.7(a), 8.7(b), 8.7(c), 8.7(d), 8.7(e), 8.7(f) and 8.7(g) , respectively, which are required by this Agreement to be executed by the parties hereto.

                 "Assets" means, collectively, the EDB Assets, the Foreign Assets and the Varian Canada Assets.

                 "Assumed Liabilities" has the meaning specified in Section 3.1.

                 "Balance Sheet" has the meaning specified in Section 5.5.

                 "Books and Records" has the meaning specified in subsection 2.3(a)(viii).

                 "Business" has the meaning specified in the Recitals to this Agreement.

                 "Buyer" means Communications & Power Industries Holding Corporation, a Delaware corporation, and, as applicable, Affiliates of Buyer formed for the purpose of consummating the transactions contemplated by this Agreement.

                 "Buyer Indemnified Environmental Claim" has the meaning specified in Section 10.3.

                 "Buyer Loss" has the meaning specified in Section 10.2.

                 "Bylaws" means a corporation's bylaws, code of regulations or equivalent document.

                 "Charter" means a company's articles of incorporation, certificate of incorporation or equivalent organizational documents.

                 "Closing" means the closing of the transactions contemplated by this Agreement as specified in Section 4.1.

                 "Closing Balance Sheet" has the meaning specified in subsection 2.8(b).

                 "Closing Date" has the meaning specified in Section 4.1.

                 "Closing Date Book Value" has the meaning specified in subsection 2.8(b).

                 "Code" means the Internal Revenue Code of 1986 and any successor statute thereto, as amended.

                 "Commitments" has the meaning specified in Section 5.12.

                 "Confidentiality Agreement" means the letter agreement, dated December 19, 1994, between Seller and Green Equity Investors II, L.P.

                 "Consolidated Return" means (a) consolidated federal Tax Return within the meaning of Section 1501 of the Code and the Treasury Regulations under Section 1502 of the Code and (b) any combined joint or consolidated Tax Return under the laws of any Taxing Authority.

                 "Cross-License" means the Cross-License Agreement substantially in the form of Exhibit 8.7(d).

                 "Disclosure Schedule" means the Disclosure Schedule dated as of the date hereof delivered to Buyer by Seller and forming a part of this Agreement.

                 "Domestic Seller Group" means Seller and Varian Realty, individually and collectively, except where the context otherwise requires.

                 "EDB Assets" has the meaning specified in Section 2.3.

                 "EDB Leased Real Property" has the meaning specified in subsection 2.3(a)(ii)(1).

                 "EDB Owned Real Property" has the meaning specified in subsection 2.3(a)(i).

                 "EDB Stock" has the meaning specified in Section 2.1.

                 "EDB Subsidiary" has the meaning specified in Section 2.2.

                 "Encumbrance" means any interest (including any security interest or financing statement), pledge, mortgage, lien, charge, adverse claim or other right of third parties.

                 "Environmental Claims" means any and all Actions, claims, demands, demand letters, liens, notices of non-compliance or violation, consent orders or consent agreements (collectively, "Claims") arising out of (a) any violation or alleged violation of any Environmental Law, Environmental Permit or Governmental Order occurring or allegedly occurring as a result of conditions existing or activities at any properties currently or formerly owned, leased or operated by Seller or any of its Affiliates which are included in the Assets (including the Real Property), (b) the presence of any Hazardous Material in the soils, groundwater, surface water or air on, under or about or emanating from any of such properties, or (c) any Liability arising under any Environmental Law with respect to any Hazardous Material released at any such properties or at any other property; clauses (a) through (c) above shall include (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, treatment, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any matters set forth in clauses (a) through (c) above or arising from alleged injury or threat of injury to public health or safety or the environment.

                 "Environmental Laws" means all laws, regulations, ordinances, codes, policies, Governmental Orders and consent decrees, and any judicial and administrative interpretations thereof, of Governmental Authorities, relating to pollution or protection of the environment, natural resources and public health and safety, including those relating to emissions, discharges, Releases or threatened Releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material. When used with respect to Buyer Indemnified Environmental Claims, Environmental Laws shall refer to Environmental Laws in effect as of the Closing Date or enacted or amended thereafter. Except as expressly provided elsewhere in this Agreement, when used with respect to Seller Indemnified Environmental Claims, Environmental Laws shall refer only to those Environmental Laws as amended and in effect on the Closing Date.

                 "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

                 "ERISA" has the meaning specified in subsection 5.10(a).

                 "Excluded Assets" has the meaning specified in Section 2.6.

                 "Financial Statements" has the meaning specified in Section
5.4.

                 "Foreign Assets" has the meaning specified in subsection
2.4(b).

                 "Foreign Sellers" means the following Affiliates of Seller:
Varian Asia, Ltd., a Delaware corporation, Varian Australia Proprietary Limited, an Australian corporation, Varian A.B., a Swedish corporation, Varian Belgium N.V., a Belgian corporation, Varian GmbH, a German corporation, Varian International A.G., a Swiss corporation, Varian Ltd., a Delaware corporation, Varian Nederland B.V., a Dutch corporation, Varian S.A., a French corporation, Varian S.p.A., an Italian corporation, and any other Affiliate of Seller (excluding Affiliates organized in the United States) owning assets to be sold pursuant to this Agreement, individually and collectively except where the context otherwise requires.

                 "GAAP" means generally accepted accounting principles applied on a consistent basis.

                 "Governmental Authority" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

                 "Governmental Claims" means any claim, action, suit, audit, assessment, inquiry, proceeding or investigation, including any private party "whistleblower" or comparable claims, made or initiated by or for the benefit of any (a) Governmental Authority, (b) any contractor to any Governmental Authority or (c) any subcontractor to any such contractor, in any such case arising from the conduct of the Business, including both criminal and civil penalties (including doubled and trebled damages and government enforcement costs).

                 "Governmental Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                 "Hazardous Material" means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code Sections 25249.5 et seq., and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including (i) the Environmental Protection Act (Ontario), the Gasoline Handling Act (Ontario), the Dangerous Goods Transportation Act (Ontario), the Ontario Water Resources Act, the Transportation of Dangerous Goods Act (Canada) and the Canadian Environmental Protection Act and (ii) any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability, and (b) asbestos, petroleum and any fraction or product of crude oil or petroleum.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Section 7A of the Clayton Act, 15 U.S.C. Section 18A, and the regulations promulgated thereunder.

                 "Income Tax" means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, except Other Taxes, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Consolidated Return.

                 "Incremental Costs" has the meaning specified in subsection 10.5(h).

                 "Intellectual Property" has the meaning specified in subsection 2.3(a)(vii).

                 "Leased Real Property" means the real property subject to the leases of and agreements pertaining to the real property as listed in Disclosure Schedule Section 5.7(b).

                 "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

                 "Material Adverse Effect" means any event(s) with respect to, change(s) in, or effect(s) on, the Assets or the Business which, individually or in the aggregate, may be adverse to the results of operations or the financial condition of the Business in a manner that is material to the Business taken as a whole.

                 "Other Tax" means any sales, use, ad valorem, business license, goods and services, withholding, payroll, employment, excise, stamp, transfers, recording, occupation, premium, property, capital, value added, custom duty, severance, windfall profit tax, license, or other tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign); but specifically excluding liability for an Income Tax.

                 "Owned Real Property" means the real property listed in Disclosure Schedule Section 5.7(a).

                 "Permitted Liens" means any (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business and which in the aggregate are not material in amount, do not interfere with the use of the Assets to which they apply and have not arisen other than in the ordinary course of business; (b) liens for current real property Taxes and assessments not yet due and payable; (c) usual and customary non-monetary real property Encumbrances that do not and will not materially interfere with the operation of that portion of the Business conducted on such property; (d) Encumbrances securing purchase money obligations or obligations under equipment leases which, in the aggregate, are not material in amount and have not arisen other than in the ordinary course of business; (e) all applicable zoning ordinances and land use restrictions (i) with which Seller and its Affiliates have complied in all material respects and which do not interfere materially with the operation of that portion of the Business currently conducted on the property subject to such ordinances or restrictions or (ii) which are set forth on Schedule 1.1; (f) the Encumbrances described on Schedule 1.1; and (g) with respect to any Asset which consists of a leasehold or other possessory interest in real property, all liens, mortgages, covenants, imperfections in title, charges, easements, restrictions, encumbrances and other title matters (whether or not the same are recorded) not known to Seller to which the underlying fee estate in such real property is subject, which were not created by or incurred by Seller or any of Seller's Affiliates and which do not interfere materially with the operation of that portion of the Business currently conducted on such property.

                 "Person" shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

                 "Privileged Documents" means all documents (and compilations of documents completed by, for or on behalf of counsel) that are subject to any legal privilege, including the attorney-client privilege or the attorney work product protection, which relate to any Action involving Seller or to any Retained Liability or other claim or liability for which Seller may be responsible; provided, however, that Privileged Documents shall not include any such documents relating to (a) Assumed Liabilities, (b) Actions that are asserted or threatened to be asserted against Buyer, its subsidiaries or Affiliates (including EDB Subsidiary) and that may give rise to liabilities other than Retained Liabilities, or (c) Actions between Seller (including its Affiliates) and Buyer (including its Affiliates) or any other matters as to which the interests of such parties are otherwise adverse to each other (including any claim for indemnification pursuant to Article X of this Agreement).

                 "Real Estate Documents" means the documents substantially in the form of Exhibit 8.7(b).

                 "Real Property" means the Owned Real Property and the Leased Real Property.

                 "Reference Amount" shall mean ONE HUNDRED TWENTY ONE MILLION FIVE HUNDRED FORTY NINE THOUSAND DOLLARS ($121,549,000).

                 "Release" means any release (as defined under any Environmental Law) of any Hazardous Material.

                 "Retained Liabilities" means the Liabilities retained by Seller pursuant to Section 3.2.

                 "Section 338(h)(10) Election" means a timely election described in Section 338(h)(10) of the Code with respect to the sale of the EDB Stock to Buyer pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant Tax Laws, if an election is made under Section 338(h)(10) of the Code.

                 "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Taxing Authority in connection with a Section 338(h)(10) Election.

                 "Seller" means Varian Associates, Inc., a Delaware corporation.

                 "Seller Group" means Seller, the Foreign Sellers, Varian Canada and Varian Realty.

                 "Seller Indemnified Environmental Claim" has the meaning specified in Section 10.2.

                 "Seller Indemnified Parties" has the meaning specified in
Section 10.3.

                 "Seller Loss" has the meaning specified in Section 10.3.

                 "Service" means the Internal Revenue Service or any successor entity.

                 "Supply Agreements" means, collectively, the Key Components Product Supply Agreement, the Semiconductor Equipment Supply Agreement, the Reciprocal Supply Agreement and the Varian Tempe Electronics Center Purchase Agreement substantially in the form of Exhibit 8.7(f).

                 "Tax" means Income Taxes and Other Taxes as the context requires.

                 "Tax Laws" means the Code, federal, state, county, local or foreign (national, local or provincial) laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                 "Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

                 "Taxing Authority" has the meaning set forth under "Income
Tax."

                 "10.2 Proviso" has the meaning set forth in Section 10.2.

                 "Trademark License" means the Trademark License Agreement substantially in the form of Exhibit 8.7(g).

                 "Varian Canada" means Varian Canada Inc., an Ontario corporation.

                 "Varian Canada Assets" has the meaning specified in subsection 2.4(a).

                 "Varian Realty" means Varian Realty Inc., a California corporation, a wholly owned subsidiary of Seller.

                 1.2 OTHER DEFINED TERMS. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.


                                   ARTICLE II
                     PURCHASE AND SALE OF STOCK AND ASSETS;
                          FORMATION OF EDB SUBSIDIARY

                 2.1 SALE OF STOCK. Subject to the terms and conditions herein set forth and in consideration of the payment of the Purchase Price allocable to the EDB Assets and the assumption by Buyer of the Assumed Liabilities (other than liabilities of the Foreign Sellers and Varian Canada), at the Closing Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all the issued and outstanding shares of capital stock of EDB Subsidiary (the "EDB Stock").

                 2.2 FORMATION OF EDB SUBSIDIARY. Seller shall form a new wholly owned subsidiary corporation under the laws of the State of Delaware ("EDB Subsidiary"). The capital structure of EDB Subsidiary as of the Closing shall be as described in Section 5.15. Seller shall own all the issued and outstanding EDB Stock after such formation and as of the Closing.

                 2.3 ASSETS TO BE CONTRIBUTED TO EDB SUBSIDIARY. (a) On the date prior to the Closing Date, Seller shall, and shall cause Varian Realty to, contribute, convey, assign, transfer and deliver to EDB Subsidiary, and EDB Subsidiary shall accept and acquire from the Domestic Seller Group, all of the rights, title and interests of the Domestic Seller Group in and to the assets, properties, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, used or held for use primarily (or as otherwise specified in clauses (i) to (xi) below) in the conduct of the Business as such assets, properties, operations, businesses, rights and privileges may exist on the date of the contribution and as of the Closing, and the leasehold and subleasehold estates to be created in favor of EDB Subsidiary pursuant to the Real Estate Documents (other than the Excluded Assets, the Varian Canada Assets and the Foreign Assets) (collectively, the "EDB Assets"), including the following:

                               (i) the real property described on Schedule 2.3(a)(i) (the "EDB Owned Real Property");

                              (ii)    (1) the leases of and agreements
         pertaining to the real property as described on Schedule 2.3(a)(ii)(1), together with all rights and privileges under such leases and all leasehold improvements or fixtures owned by the Domestic Seller Group located on the real property subject to such leases (the "EDB Leased Real Property"), and (2) the leasehold and subleasehold estates to be created in favor of EDB Subsidiary pursuant to the Real Estate Documents (the "Newly Created Leaseholds");

                             (iii) all machinery, equipment, computers, computer software owned by the Domestic Seller Group, tapes, data bases, office furniture, furnishings, automobiles, trucks, vehicles, tools, supplies and parts and other tangible personal property owned by the Domestic Seller Group which are reflected as assets on the Closing Balance Sheet or used primarily in the conduct of Business;

                              (iv)    all raw materials and inventories,
         including inventories of work in process, stores, supplies and finished goods, owned by the Domestic Seller Group which are reflected as assets on the Closing Balance Sheet or used primarily in the conduct of the Business;

                               (v) all machinery, equipment, furnishings, tools, supplies, parts and other tangible personal property (whether or not attached to real property or considered a fixture or trade fixtures) owned by the Domestic Seller Group which are located in Salt Lake City, Utah and are used primarily in the conduct of the Business;

                              (vi)    subject to Section 2.9, all of the
         Domestic Seller Group's rights under leases of personal property and equipment (including deposits held by Seller pursuant thereto) and all contracts, agreements, arrangements, orders and commitments (including bids, proposals and other responses to solicitations) relating primarily to the ownership of the Assets or the conduct of the Business, including any contracts for the purchase of raw materials, contracts for inventory, work-in-process and goods-in-transit, contracts for services and supplies, contracts or other arrangements pursuant to which Seller or its Affiliates are entitled to use certain assets that are owned by a Governmental Authority or other Person in the conduct of the Business, and any options to purchase real or personal property;

                             (vii) subject to the Trademark License and to joint ownership interests retained pursuant to the Cross-License, all of the following which are used primarily in the conduct of the Business or otherwise constitute a part of the technology usable primarily in or related primarily to the Business (which shall be deemed to include the items listed on Schedule 2.3(a)(vii)): (1) all patents, pending patent applications and patent applications in process but not yet filed, and all pending invention disclosures throughout the world listed on Schedule 2.3(a)(vii); (2) all registered trademarks and service marks and applications therefor throughout the world listed on Schedule 2.3(a)(vii), and any other unregistered trademarks, service marks, trade names and user names throughout the world; (3) all copyright registrations and applications therefor throughout the world listed on Schedule 2.3(a)(vii), and any other unregistered copyrights; (4) all designs, drawings, specification sheets, schematics, test data, technical literature, manufacturing and process information, know-how, trade secrets, in process research efforts and technical data; and (5) to the extent not listed on the foregoing Schedule 2.3(a)(vii), any other item listed on Disclosure Schedule Sections 5.8(a) and 5.8(b) hereto (collectively, the "Intellectual Property");

                            (viii) all of the following that pertain to the conduct of the Business (collectively, the "Books and Records"): books, records, manuals and other documents, accounting books and records, files, computer tapes, data bases, advertising matter, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, credit records, blueprints, records, media materials and plates, sales order files and litigation files, except for personnel records and files, copies of which will be provided to Buyer to the extent permitted by applicable law, and except for Books and Records which the Domestic Seller Group is legally required to retain (which in each case shall be made available to Buyer for inspection and review as provided in Section 7.5); provided, however, that Books and Records shall not include Privileged Documents;

                              (ix) all accounts and notes receivable arising from the conduct of the Business and other assets and properties reflected on the Closing Balance Sheet;

                               (x) to the extent their transfer is permitted by law, all governmental licenses, permits, approvals, license applications, license amendment applications and product registrations; and

                              (xi)    the assets listed on Schedule 2.3(a)(xi).

                 (b) Notwithstanding any other provision of this Agreement, no Foreign Assets or Varian Canada Assets shall be contributed to EDB Subsidiary.

                 2.4 SALE OF VARIAN CANADA ASSETS AND FOREIGN ASSETS. (a) Subject to the terms and conditions herein set forth and in consideration of the payment of the portion of the Purchase Price allocable to the Varian Canada Assets in accordance with subsection 2.8(a) and the assumption by Buyer's Affiliate of the Assumed Liabilities which are Liabilities of Varian Canada, at the Closing Seller shall cause Varian Canada to sell, assign, transfer and deliver to Buyer's Affiliate, and Buyer's Affiliate shall purchase from Varian Canada, all of the rights, title and interests of Varian Canada in and to the assets, properties, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, used or held for use primarily in the conduct of the Business by Varian Canada as such assets, properties, operations, business, rights and privileges may exist as of the Closing, including all assets that are used or held for use by Varian Canada primarily in the conduct of the Business and that (i) are reflected as assets on the Closing Balance Sheet or (ii) fall within a category comparable to any of the categories enumerated in subsections 2.3(a)(i) through 2.3(a)(x) above (including by way of example all Owned Real Property located in Canada) (other than the Excluded Assets and Foreign Assets) (collectively, the "Varian Canada Assets").

                 (b) Subject to the terms and conditions herein set forth and in consideration of the payment of the portion of the Purchase Price allocable to the Foreign Assets in accordance with subsection 2.8(a) and the assumption by Buyer's Affiliates of the Assumed Liabilities which are Liabilities of the Foreign Sellers, at the Closing Seller shall cause the Foreign Sellers to sell, assign, transfer and deliver to Buyer's Affiliates, and Buyer's Affiliates shall purchase from the Foreign Sellers, all of the rights, title and interests of the Foreign Sellers in and to the assets, properties, operations and businesses and all other rights and privileges of every nature, kind and description, whether tangible or intangible (including goodwill), whether accrued, contingent or otherwise, used or held for use primarily in the conduct of the Business by the Foreign Sellers as such assets, properties, operations, businesses, rights and privileges may exist as of the Closing, including all assets that are used or held for use by the

Foreign Sellers primarily in the conduct of the Business and that (i) are reflected as assets on the Closing Balance Sheet or (ii) fall within a category comparable to any of the categories enumerated in subsections 2.3(a)(i) through 2.3(a)(x) above (including by way of example all leases of and agreements pertaining to Leased Real Property held by the Foreign Sellers and all leasehold and subleasehold estates to be created in favor of Buyer's Affiliates pursuant to the Real Estate Documents) (other than the Excluded Assets and the Varian Canada Assets) (collectively, the "Foreign Assets").

                 (c) Subject to the terms and conditions herein set forth, Seller shall cause the Foreign Sellers and Varian Canada to consummate the transfers of the Foreign Assets and the Varian Canada Assets, respectively, to Buyer and its Affiliates as provided herein. Subject to the terms and conditions herein set forth, Buyer shall cause its Affiliates accepting such Assets to consummate such transfers as provided herein. Seller shall be responsible for, and shall indemnify Buyer and its Affiliates against, all Liabilities Buyer and such Affiliates incur and all claims therefor asserted against Buyer and such Affiliates as a result of any matter arising from such transfers that relate to or are based upon any fraudulent conveyance claim, withholding tax claim or other comparable claim asserted under the law of any jurisdiction, domestic or foreign, pertaining to Seller's allocation or payment of a portion of the Purchase Price to the Foreign Sellers and Varian Canada.

                 2.5 DISCLAIMERS. The contribution of the EDB Assets to EDB Subsidiary required by Section 2.3 and the sale of the Varian Canada Assets and the Foreign Assets provided by Section 2.4 shall, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, be without any representations or warranties of any kind or nature, express or implied, as to the title to, or the condition, value or quality of, the Assets or the Business and, except as otherwise expressly provided in this Agreement or the Ancillary Agreements, Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS SHALL BE SO CONTRIBUTED OR SOLD "AS IS, WHERE IS" AND IN THEIR PRESENT CONDITION. Such contribution or sale, as the case may be, shall be effected by instruments of conveyance, transfer and assignment (including grant deeds as to the Owned Real Property located in California, deeds with quit claim covenants as to the Owned Real Property located in Massachusetts and Transfer/Deeds as to the Real Property included in the Varian Canada Assets; assignment and assumption agreements and/or subleases with respect to leases; assignment and assumption agreements with respect to contracts and agreements; intellectual property assignments; bills of sale; and agreements as referenced in subsection 4.2(b)) as Buyer may reasonably request that are reasonably necessary to vest in (a) EDB Subsidiary all of the rights, title and interests of Seller in the EDB Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers to such contribution of the EDB Assets, to put EDB Subsidiary in full and actual possession, enjoyment and operating control of the Assets; (b) Buyer or Buyer's Affiliate all of the rights, title and interests of Varian Canada in the Varian Canada Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers to such sale of the Varian Canada Assets, to put Buyer or such Affiliate in full and actual possession, enjoyment and operating control of the Varian Canada Assets; and
(c) Buyer or Buyer's Affiliates all of the rights, title and interests of the Foreign Sellers in the Foreign Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers to such sale of the Foreign Assets, to put Buyer or such Affiliates in full and actual possession, enjoyment and operating control of the Foreign Assets. All such instruments of conveyance, transfer and assignment shall not contain any representations or warranties by, or recourse against, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other, except as expressly provided in this Agreement and the Ancillary Agreements, and shall be subject to the same disclaimers as set forth in this Section 2.5.

                 2.6 EXCLUDED ASSETS. Nothing in this Agreement shall constitute or be construed as conferring on EDB Subsidiary or Buyer, and neither EDB Subsidiary nor Buyer shall acquire hereby, any right, title or interest to or in (a) any cash, cash deposits, other cash equivalent investments, cash refunds, insurance policies or rights thereunder, security bonds or deposits (other than deposits held by Seller in connection with leases of personal property and equipment, which deposits shall be contributed to EDB Subsidiary), or bank accounts; (b) patents, trademarks, trade names, user names, service marks, copyrights, know- how or other intellectual property of Seller or any of its subsidiaries or Affiliates not used primarily in the conduct of the Business and that does not otherwise constitute a part of the technology usable primarily in or related primarily to the Business and which is not listed on Schedule 2.3(a)(vii); (c) for three years after the Closing, the right to assert a claim for and to collect damages for infringement of the Intellectual Property by a third Person prior to the Closing, but only to the extent that Seller has a Retained Liability for, or has an obligation pursuant to Article X to indemnify Buyer for, a claim of patent infringement made by such third Person, (d) the Licensed Trademarks (as defined in the Trademark License); (e) the assets of Varian Canada and the Foreign Sellers which are not used primarily in the conduct of the Business; (f) without limiting Buyer's rights pursuant to Section 7.14, the real property and real property improvements located in Salt Lake City, Utah, as more particularly described in
Schedule 2.6; (g) any refund of Taxes or any claim for a refund of Taxes for periods before the Closing; (h) the assets and properties related to or used in the conduct of the Business described in Schedule 2.6; (i) any properties or assets of Seller or any of its subsidiaries or Affiliates not described in Sections 2.3 and 2.4, including Seller's Semiconductor Equipment business, Health Care

Systems business and Instruments business; (j) other than (1) accounts or notes receivable, (2) any Asset reflected on the Closing Balance Sheet, (3) rights described in clause (vi) of Section 2.3 with respect to leases, contracts, agreements, arrangements, orders and commitments which constitute Assets and remain executory, and (4) Intellectual Property infringement claims (which are dealt with separately in clause (c) of this Section 2.6), any claims or rights against third Persons arising from the ownership of the Assets or the conduct of the Business before the Closing Date; or (k) any business, operation, subsidiary or division of Seller other than the Business (collectively, the "Excluded Assets").

                 2.7 EDB SUBSIDIARY NOT TO ASSUME ANY LIABILITIES. Notwithstanding any other provision of this Agreement, EDB Subsidiary shall not assume any Liabilities of Seller or any of Seller's Affiliates.

                 2.8 PURCHASE PRICE AND PAYMENT. (a) Subject to the terms and conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer or its Affiliates of the EDB Stock, the Varian Canada Assets and the Foreign Assets, (i) Buyer or its Affiliates shall pay to Seller (acting on behalf of itself and as agent for the Foreign Sellers) and Varian Canada (or a subsidiary thereof), at the Closing, an aggregate of ONE HUNDRED NINETY SIX MILLION TWO HUNDRED THOUSAND DOLLARS ($196,200,000) (as adjusted pursuant to this Section 2.8, the "Purchase Price"); and (ii) Buyer or its Affiliates shall assume, as of the Closing, the Assumed Liabilities as provided in Article III. In the event that the Closing Date Book Value, determined as provided in this Section 2.8, is greater or less than the Reference Amount, then the Purchase Price set forth in clause (i) shall be increased or decreased as provided in this Section 2.8. The Purchase Price and the Purchase Price as adjusted pursuant to this Section 2.8 (including in each case the Assumed Liabilities) shall be allocated in accordance with Section
11.2. To the extent that the allocation of the Purchase Price, as adjusted, differs from the allocation of the Purchase Price at the Closing Date, appropriate adjustments (refunds or additional payments) shall be made.

                 (b) Within 60 days after the Closing Date (or such longer period of time as may be reasonably required), Buyer shall prepare and deliver to Seller a balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet"). Such Closing Balance Sheet (i) shall be prepared on the same basis (i.e., including and excluding the same categories of assets and liabilities) as the Adjusted Balance Sheet attached hereto as Schedule 2.8 (which Adjusted Balance Sheet was derived from the Balance Sheet) and, to the extent consistent therewith, in accordance in all material respects with GAAP and, to the extent consistent therewith, Seller's accounting practices and procedures that were employed in the preparation of the Balance Sheet, (ii) shall be audited by Buyer's independent certified public accountants, KPMG Peat Marwick, which audit shall apply the same accounting principles specified in the preceding clause (i), and

(iii) shall indicate the Closing Date Book Value, which shall equal the total assets of the Business (excluding capitalized items reflected on the Closing Balance Sheet as provided for in the Transitional Services Agreement) as of the Closing Date minus the total liabilities of the Business as of the Closing Date as shown on the "As Adjusted" column of the Closing Balance Sheet calculated on the same basis (i.e., including and excluding the same categories of assets and liabilities) as the Adjusted Balance Sheet. Buyer shall further instruct KPMG Peat Marwick to determine and report to Buyer and Seller its calculation of the Closing Date Book Value and to afford Seller's internal auditors and independent certified public accountants full access to all non-proprietary work papers generated in connection with the preparation by Buyer of the Closing Balance Sheet and to all books, records, information and employees of Buyer or EDB Subsidiary involved in the preparation of the Closing Balance Sheet. In connection with the preparation of the Closing Balance Sheet, Seller shall make available to Buyer such supporting documentation as Buyer may reasonably request for the purpose of agreeing on the allocation provided for in Section 11.2.

                 (c) Such determination of the Closing Date Book Value shall be final, binding and conclusive on the parties, unless Seller notifies Buyer in writing (within 60 days after Seller's receipt of KPMG Peat Marwick's determination of the Closing Date Book Value) that Seller disagrees with the computation of the Closing Date Book Value by KPMG Peat Marwick, which notification shall specify in detail the particulars of such disagreement and Seller's proposed alternative calculation of the Closing Date Book Value.

                 (d) If, within 30 days after Seller's notification to Buyer described in clause (c) above, Buyer and Seller are unable to resolve such disagreement, Buyer and Seller shall submit the disagreement for resolution by arbitration as provided in Section 14.13. The arbitrators shall resolve such dispute as promptly as practicable after submission. The arbitrators' determinations regarding the matters in dispute shall be final, binding and conclusive on the parties.

                 (e) On the fourth business day following the completion and acceptance by the parties of the Closing Balance Sheet or the resolution of all disputes with respect thereto, either (i) Seller shall pay to Buyer, as a downward adjustment of the Purchase Price, the amount, if any, by which the Reference Amount exceeds the Closing Date Book Value, or (ii) Buyer shall pay to Seller, as an upward adjustment of the Purchase Price, the amount, if any, by which the Closing Date Book Value exceeds the Reference Amount. Any such payment (including any interest thereon as provided in the next sentence) shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment. Any such payment shall bear interest, from the Closing Date until such payment is paid, at the prime rate announced from time to time by Bank of America, National Trust & Savings Association.

                 2.9 NO ASSIGNMENT IN CERTAIN CIRCUMSTANCES. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third Person would constitute a breach or violation thereof or affect adversely the rights of Buyer, Buyer's Affiliates, EDB Subsidiary, Varian Canada, the Foreign Sellers or Seller thereunder; and any sale, conveyance, assignment, transfer or delivery to Buyer, an Affiliate of Buyer or EDB Subsidiary of any interest under any such instrument, commitment, contract, lease, permit or other agreement or arrangement that requires the authorization, approval, consent or waiver of a third Person shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date, Seller shall, and it shall cause its Affiliates to, continue to use their commercially reasonable efforts to obtain any such authorization, approval, consent or waiver until December 31, 1996 (provided that, in obtaining any such authorization, approval, consent or waiver, Seller shall not, and shall cause its Affiliates not to, agree to any amendment, modification or supplement of any such instrument, commitment, contract, lease, permit or other agreement or arrangement, except with Buyer's consent, which consent shall not be unreasonably withheld), and Seller (at its cost and expense) shall, and it shall cause its Affiliates to, to the greatest extent permitted by law and any such instrument, commitment, contract, lease, permit or other agreement or arrangement (including by acting as an agent of Buyer, its Affiliates or EDB Subsidiary), hold such instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Buyer, its Affiliates or EDB Subsidiary or otherwise for the exclusive use and benefit of Buyer, its Affiliates or EDB Subsidiary such that Buyer, its Affiliates or EDB Subsidiary receives the interest of Seller in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained; provided, however, that, in connection with the foregoing, Seller shall not be obligated to commence or prosecute any Action or pay any amount to any third Person, other than at the sole expense of Buyer or an Affiliate of Buyer.

                 2.10 CERTAIN ACCOUNTS. Notwithstanding any other provision of this Agreement, all indebtedness (other than Liabilities created by this Agreement) and all accounts receivable and accounts payable of the Business, in each case arising from transactions between the Business or Seller, on the one hand, and other businesses, operations, subsidiaries or Affiliates of Seller, on the other, shall be cancelled effective as of the Closing, and no such indebtedness, accounts receivable or accounts payable shall be reflected on the Closing Balance Sheet.

                                  ARTICLE III
                           ASSUMPTION OF LIABILITIES

                 3.1 ASSUMPTION OF LIABILITIES. Effective as of the Closing, Buyer (or its Affiliates, as provided in Section 3.3) shall, without any further responsibility or liability of or recourse to Seller or any of Seller's Affiliates, subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for any and all of the following Liabilities, whether the payment obligation becomes due prior to or on or after the Closing Date (collectively, the "Assumed Liabilities"):

                 (a) all Liabilities reflected on the Closing Balance Sheet, including trade accounts payable, accrued expenses and accrued liabilities for goods delivered or to be delivered to Seller or its subsidiaries or Affiliates and for services performed or to be performed for Seller or its subsidiaries or Affiliates in connection with the Business;

                 (b) all Liabilities arising out of or in connection with any attempted or actual product returns (whether due to contract, law, regulation, Governmental Order or voluntary action by EDB Subsidiary or Buyer) or any product warranties, whether implied or express, with respect to the Assets, the Business or any product designed, manufactured or sold by or on behalf of the Business, including all warranty claims pending as of the Closing; provided, however, with respect to any Liability arising from Seller's breach before the Closing of any contract, agreement, purchase order or commitment of the Business, Buyer's only obligation shall be to repair, replace or maintain products or components thereof at Seller's sole expense;

                 (c) all Liabilities for bodily injury or property damage arising from occurrences after the Closing as a result of any alleged or actual defects in products designed or manufactured by or on behalf of Seller, any subsidiary or Affiliate thereof, or the Business or assembled by Seller or any of its subsidiaries or Affiliates in connection with the Business (including Liabilities for negligence, failures to warn, and breach of express or implied warranty); provided, however, that the foregoing Liabilities shall constitute Assumed Liabilities only to the extent that sales of the products involved are shipped from and after the Closing;

                 (d) all Liabilities arising from or related to all unperformed or unmatured obligations and covenants of all contracts, agreements, arrangements, orders, leases, licenses, permits, purchase orders and commitments included in the Assets;

                 (e) all Liabilities otherwise expressly undertaken by Buyer pursuant to this Agreement or with respect to which Buyer either has released or agreed to indemnify the Seller Indemnified Parties pursuant to
Article X; and

                 (f) the obligations of Buyer or any of its Affiliates with respect to Taxes as and to the extent provided in Article XI.

                 3.2 RETAINED LIABILITIES. Except as provided in Section 3.1, Buyer and its Affiliates shall not assume and shall not be responsible for, and there shall not be transferred to Buyer, any of its Affiliates or EDB Subsidiary, any Liabilities of Seller and its Affiliates arising from the operations, activities or transactions of the Business up through and including the Closing Date or any other operations, activities or transactions of Seller and its Affiliates at any time, all of which Liabilities shall be and remain the sole responsibility of Seller and its Affiliates, including all of the following (collectively, all of the Liabilities described in this Section 3.2 being referred to as the "Retained Liabilities"):

                 (a) any Liabilities arising out of the Actions listed on Disclosure Schedule Section 5.9, other than any Assumed Liability consisting of a product warranty claim specifically set forth and identified as such in Disclosure Schedule Section 5.9;

                 (b) any Liability that, in accordance with GAAP, should have been reflected on the Closing Balance Sheet and was not so reflected;

                 (c)      any Seller Indemnified Environmental Claim;

                 (d) all Liabilities arising from Governmental Claims arising from the conduct of the Business on or before the Closing Date (other than Buyer's obligation to repair, replace or maintain products or components thereof at Buyer's sole expense as and to the extent provided in subsection 3.1(b));

                 (e) all Liabilities arising from Seller's breach before the Closing of any contract, agreement, purchase order, lease, license or commitment included in the Assets (other than Buyer's obligation to repair, replace or maintain products or components thereof at Buyer's sole expense as and to the extent provided in subsection 3.1(b));

                 (f) any Liability associated with employee health or safety to the extent relating to the period up to and including the Closing Date;

                 (g) with respect to leases of real property and other contracts, agreements, purchase orders, leases, licenses and commitments included in the Assets, any Liability of Seller or its Affiliates arising thereunder up to and including the Closing Date, whether or not such real property lease, contract, agreement, purchase order, lease, license or commitment is assumed by Buyer or its Affiliates in connection with the contribution of such Assets to EDB Subsidiary or the assignment thereof to Buyer or its Affiliates (regardless of any contrary provisions in any instrument of assumption or conveyance);

                 (h) the obligations of Seller or any of its Affiliates with respect to Taxes as and to the extent provided in Article XI;

                 (i) with respect to any account receivable that is included in the Assets and is owing from any Governmental Authority, any reduction or offset thereof claimed or asserted by such Governmental Authority;

                 (j) any Liability imposed upon or incurred by Buyer or its Affiliates by operation of any applicable law or Governmental Order which Liability, if not for the operation of such law or Governmental Order, would have been a Retained Liability;

                 (k) any Liability of Varian Canada or any Foreign Seller that, if it had been a direct Liability of Seller, would have constituted a Retained Liability; and

                 (l) any Liability of Seller's Affiliates (including Varian Canada and the Foreign Sellers, but from and after the Closing Date excluding EDB Subsidiary) under any of the Ancillary Agreements, whether such Liability arises before, on or after the Closing Date.

                 3.3 LIABILITIES OF SUBSIDIARIES OF SELLER. Buyer acknowledges that certain of the Assumed Liabilities are Liabilities of the Foreign Sellers and Varian Canada. Accordingly, at the Closing and in consideration of the transfer of the Foreign Assets and the Varian Canada Assets to Buyer and its Affiliates, Buyer and the respective Affiliates of Buyer acquiring particular Assets shall assume the Assumed Liabilities associated with such Assets from the applicable Foreign Sellers or Varian Canada, as the case may be, on the same terms as the Assumed Liabilities assumed by Buyer from Seller pursuant to Section 3.1. The foregoing notwithstanding, Buyer shall cause EDB Subsidiary to be responsible for its Assumed Liabilities and for the satisfaction and performance of all other Assumed Liabilities.



                                   ARTICLE IV
                                    CLOSING

                 4.1 CLOSING. Subject to the fulfillment or waiver of the conditions precedent set forth in Articles VIII and IX, the consummation of the purchase and sale of the EDB Stock, the Varian Canada Assets and the Foreign Assets (the "Closing") shall take place at Seller's principal executive offices located at 3050 Hansen Way, Palo Alto, California, at 7:00 a.m., local time, on the later of July 28, 1995, or such later date when all conditions to the obligations of Buyer and Seller hereunder have been fulfilled, satisfied or waived. The date and time of the Closing are referred to herein as the "Closing Date."

                 4.2 SELLER OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                 (a) A certificate representing the EDB Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the EDB Stock in blank;

                 (b) All bills of sale and other instruments of conveyance, transfer and assignment (in recordable form with respect to real property interests) and agreements, other than estoppel certificates, as Buyer may reasonably request that are reasonably necessary to vest in EDB Subsidiary all of the rights, title and interests of the Domestic Seller Group in the EDB Assets and in Buyer or its Affiliates all of the rights, title and interests of the Foreign Sellers and Varian Canada in the Foreign Assets and the Varian Canada Assets, free and clear of all Encumbrances, other than Permitted Liens, and to reflect the allocation provided for in Section 11.2;

                 (c)      The opinions of counsel to Seller referred to in
Section 8.5;

                 (d) Certificates of duly authorized officers of Seller, dated the Closing Date, certifying as to the matters set forth in Section 8.6;

                 (e) The Ancillary Agreements, duly executed by Seller or its Affiliates;

                 (f) Resignations effective as of the Closing of all the officers and directors of EDB Subsidiary; and

                 (g) The Charter and Bylaws, as amended to date, minute books, stock transfer books and corporate seal of EDB Subsidiary.

                 4.3 BUYER OBLIGATIONS AT CLOSING. At the Closing, Buyer (on behalf of itself and/or its Affiliates) shall deliver or cause to be delivered:

                 (a) (x) To Seller (acting on behalf of itself and as agent for the Foreign Sellers), the Purchase Price (other than the portion allocable to the Varian Canada Assets in accordance with Section 2.8(a)), by wire transfer of immediately available funds to Seller's account at Bank of America National Trust and Savings Association, San Francisco Main Branch (Account No. 12338-51938; ABA transit routing number 121000758), and (y) to Varian Canada (or a subsidiary thereof), the portion of the Purchase Price allocable to the Varian Canada Assets in accordance with Section 2.8(a), by wire transfer of immediately available funds to Varian Canada's account as designated by Varian Canada two business days before the Closing;

                 (b) The opinion of Irell & Manella, counsel to Buyer, referred to in Section 9.5;

                 (c) Certificates of duly authorized officers of Buyer, dated the Closing Date, certifying as to the matters set forth in Section 9.6;

                 (d) The Ancillary Agreements, duly executed by Buyer or EDB Subsidiary, as the case may be; and

                 (e) Such instruments as are reasonably necessary to evidence the assumption by Buyer and its Affiliates of the Assumed Liabilities as and to the extent provided in this Agreement.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

                 Seller represents and warrants to Buyer as follows:

                 5.1 ORGANIZATION. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own the Assets owned by it and conduct the Business as and where it is being conducted.

                 (b) Each Foreign Seller and Varian Canada is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its assets and properties and to conduct its business as and where it is being conducted.

                 (c) From the date of its formation through the Closing Date, EDB Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have full corporate power and authority to own the Assets contributed to it pursuant to this Agreement and to conduct the Business as and where it is being conducted.

                 5.2 AUTHORIZATION. (a) Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate action on the part of Seller and (ii) do not require approval of Seller's shareholders. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery thereof by Seller each Ancillary Agreement will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (b) Each of EDB Subsidiary, the Foreign Sellers and Varian Canada will have full corporate power and authority to enter into the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated thereby. The execution and delivery of such Ancillary Agreements and the consummation of the transactions contemplated thereby will have been duly authorized by all necessary corporate action on the part of each of EDB Subsidiary, the Foreign Sellers and Varian Canada. When executed and delivered by EDB Subsidiary, each such Ancillary Agreement will constitute a legal, valid and binding obligation of EDB Subsidiary, enforceable against EDB Subsidiary in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (c) Except (i) for compliance with the notification filing and waiting period requirements of the HSR Act, (ii) as provided under 41 U.S.C. Section 15 or 31 U.S.C. Section 3727 and (iii) as otherwise set forth in Disclosure Schedule Section 5.2(c), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of the Seller Group in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation by them of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings does not have an Adverse Effect; provided, however, that no representation or warranty is made as to any such action with respect to any contract, agreement, arrangement, purchase order, commitment, Environmental Permit, other permit, license, order, approval or authorization other than those listed in Disclosure Schedule Sections 5.11(c), 5.12 and 5.14(b).

                 (d) Except (i) for compliance with the notification filing and waiting period requirements of the HSR Act, (ii) as provided under 41 U.S.C. Section 15 or 31 U.S.C. Section 3727 and (iii) as otherwise set forth in Disclosure Schedule Section 5.2(c), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of EDB Subsidiary in connection with the execution and delivery of any Ancillary Agreement to which EDB Subsidiary will be a party or the consummation by EDB Subsidiary of the transactions contemplated thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings does not have an Adverse Effect; provided, however, that no representation or warranty is made as to any such action with respect to any contract, agreement, arrangement, purchase order, commitment, Environmental Permit, other permit, license, order, approval or authorization other than those listed in Disclosure Schedule Sections 5.11(c), 5.12 and 5.14(b).

                 5.3 NON-CONTRAVENTION. (a) Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or provide a right of termination to any Person under (i) any provision of the Charters or Bylaws of any member of the Seller Group, (ii) in any material respect any law, rule, regulation or Governmental Order to which the Seller Group or the Business and the Assets are bound or subject or (iii) any agreement, indenture, undertaking, permit, license or other instrument to which the Seller Group is a party or by which any of them or any of their properties may be bound or affected, except for contracts as to which a consent to assignment reasonably satisfactory in form and substance to Buyer is obtained and delivered to Buyer prior to or at the Closing, other than (x) the requirements of any applicable bulk sales or bulk transfer laws or as provided under 41 U.S.C. Section 15 or 31 U.S.C. Section 3727, (y) as set forth in Disclosure Schedule Section 5.3 or (z) such violations and conflicts referred to in clauses (ii) and (iii) which do not have an Adverse Effect; provided, however, that no representation or warranty is made as to any such violation, conflict or right with respect to any contract, agreement, arrangement, purchase order, commitment, Environmental Permit, other permit, license, order, approval or authorization other than those listed in Disclosure Schedule Sections 5.11(c), 5.12 and 5.14(b).

                 (b) Neither the execution and delivery of any Ancillary Agreement to which EDB Subsidiary will be a party, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or provide a right of termination to any Person under (i) any provision of EDB Subsidiary's Charter or Bylaws, (ii) in any material respect any law, rule, regulation or Governmental Order to which EDB Subsidiary or the Business and the EDB Assets are bound or subject or (iii) any agreement, indenture, undertaking, permit, license or other instrument to which EDB Subsidiary is a party or by which it or any of its properties may be bound or affected, except for contracts as to which a consent to assignment reasonably satisfactory in form and substance to Buyer is obtained and delivered to Buyer prior to or at the Closing, other than (x) the requirements of any applicable bulk sales or bulk transfer laws or as provided under 41 U.S.C. Section 15 or 31 U.S.C.
Section 3727, (y) as set forth in Disclosure Schedule Section 5.3 or (z) such violations and conflicts referred to in clauses (ii) and (iii) which do not have an Adverse Effect; provided, however, that no representation or warranty is made as to any such violation, conflict or right with respect to any contract, agreement, arrangement, purchase order, commitment, Environmental Permit, other permit, license, order, approval or authorization other than those listed in Disclosure Schedule Sections 5.11(c), 5.12 and 5.14(b).

                 5.4 FINANCIAL STATEMENTS. Disclosure Schedule Section 5.4(a) sets forth the audited balance sheets for the Business as at October 2, 1992, October 1, 1993, September 30, 1994 and March 31, 1995 and the audited statements of operations and cash flows of the Business for each of the fiscal years in the period ended September 30, 1994, October 1, 1993 and October 2, 1992 and the six-month period ended March 31, 1995 (including the notes thereto, collectively, the "Financial Statements"). Except as set forth in Disclosure Schedule Section 5.4(b), the Financial Statements have been prepared in accordance, in all material respects, with GAAP and, to the extent consistent therewith, Seller's accounting practices and procedures. Except as set forth in Disclosure Schedule Section 5.4(a), such balance sheets present fairly in all material respects in accordance with GAAP the financial condition of the Business as at their respective dates and the statements of operations included in the Financial Statements present fairly in all material respects in accordance with GAAP the results of operations of the Business for the periods covered thereby. Seller's accounting practices applicable to the Business are described in Disclosure Schedule Section 5.4(b). Such balance sheets, as at their respective dates, include all provisions for liabilities, obligations and commitments which, in accordance in all material respects with GAAP, are required to have been accrued or otherwise provided for. The books and records of Seller from which the Financial Statements were prepared were complete and accurate in all material respects at the time of such preparation. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) material transactions are executed in accordance with management's general or specific authorization; (b) material transactions are recorded as necessary to permit preparation of financial statements in conformity, in all material respects, with GAAP and to maintain accountability for material assets; (c) access to material assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any material differences. Except to the extent a reserve included in the Balance Sheet has not been accrued or otherwise provided for in accordance in all material respects with GAAP and except for any reserve omitted therefrom which should have been so included in accordance in all material respects with GAAP, Seller makes no additional representation or warranty as to the adequacy of the reserves included in the Balance Sheet.

                 5.5 ABSENCE OF CERTAIN CHANGES. Except as described in Disclosure Schedule Section 5.5, since the date of the audited balance sheet as at March 31, 1995 included in the Financial Statements (the "Balance Sheet"):

                 (a) except to the extent reflected in the Closing Balance Sheet and as an adjustment of the Purchase Price pursuant to Section 2.8, there has not been any change in the financial condition or results of operations of the Business taken as whole, other than any change due to an event or development generally affecting the industries in which the Business operates, which has an Adverse Effect;

                 (b) except as reflected in the Closing Balance Sheet as an adjustment of the Purchase Price pursuant to Section 2.8, the Seller Group has not suffered any damage, destruction or other casualty affecting the Business which has an Adverse Effect;

                 (c) except as reflected in the Closing Balance Sheet as an adjustment of the Purchase Price pursuant to Section 2.8, the Seller Group has not incurred, assumed or become subject to, with respect to the Business or the Assets, whether directly or by way of guarantee or otherwise, any Liability in excess of $2,000,000, including indebtedness for money borrowed or purchase money indebtedness, except for obligations incurred in the ordinary course of business and consistent with past practice (including purchase money indebtedness);

                 (d) the Seller Group has not made any change in the compensation levels of the executives of the Business, any changes in the manner in which other employees of the Business are compensated, or any provision of additional or supplemental benefits for employees of the Business other than normal periodic increases or promotions effected in the ordinary course of business and consistent with past practice;

                 (e) the Business has been operated in its usual, regular and ordinary manner, substantially in the same manner heretofore conducted; and

                 (f) the Seller Group has not agreed, whether in writing or otherwise, to take any action described in this Section 5.5.

                 5.6 TITLE TO ASSETS AND STOCK. (a) Except as described in Disclosure Schedule Section 5.6, except for the Intellectual Property (covered separately in Section 5.8), except for assets or properties held under lease and except for the Excluded Assets and the Real Property, as to which Seller makes no representation or warranty in this Section 5.6, (i) Seller and its Affiliates have (until contributed to EDB Subsidiary pursuant to Section 2.3), and as of the Closing Date EDB Subsidiary will have, good and marketable title to all of the EDB Assets, free and clear of any Encumbrances, other than Permitted Liens; (ii) Varian Canada has good and marketable title to all of the Varian Canada Assets, free and clear of any Encumbrances, other than Permitted Liens; and (iii) each Foreign Seller has good and marketable title to the Foreign Assets owned by it, free and clear of any Encumbrances, other than Permitted Liens. At the Closing, (1) Varian Canada will transfer to Buyer or its Affiliate all of the rights, title and interests of Varian Canada in the Varian Canada Assets, free and clear of any Encumbrances, other than Permitted Liens, and (2) the Foreign Sellers will transfer to Buyer or its Affiliates all of the rights, title and interests of the Foreign Sellers in the Foreign Assets, free and clear of any Encumbrances.

                 (b) From the date of the formation of EDB Subsidiary through the Closing Date, all of the issued and outstanding shares of capital stock of EDB Subsidiary will be owned by Seller, free and clear of any Encumbrances. Assuming that Buyer pays to Seller the Purchase Price and that Buyer has no notice of any adverse claim, the delivery of the EDB Stock to Buyer as provided in this Agreement will transfer to Buyer good title thereto, free and clear of any Encumbrances.

                 (c) The Assets include all of the assets and properties used or held for use primarily in the conduct of the Business as of the Agreement Date, other than the Excluded Assets and Assets disposed of since the Agreement Date as permitted by this Agreement, so as to permit (assuming performance of the Ancillary Agreements and receipt of all authorizations, approvals, orders, consents and waivers necessary to consummate the transactions contemplated hereby or otherwise required to conduct the Business) the conduct of the Business by Buyer and its subsidiaries and Affiliates immediately after the Closing Date in substantially the same manner and substantially to the same extent that the Business was being conducted as of the Agreement Date.

                 5.7 REAL PROPERTY. (a) Disclosure Schedule Section 5.7(a) lists all of the real property owned by the Seller Group as of the Agreement Date and used primarily in the conduct of the Business. As of the Agreement Date: (i) no member of the Seller Group has conveyed or agreed to convey (except as contemplated by this Agreement) its estate in the Owned Real Property, or any right, title, or interest therein, to any Person, except for Permitted Liens; and (ii) the estate of the Seller Group in the Owned Real Property is free from any Encumbrance, except for Permitted Liens. As of the Closing Date: (i) EDB Subsidiary shall not have conveyed its estate in the EDB Owned Real Property, or any right, title, or interest therein, to any Person except for Permitted Liens; and (ii) EDB Subsidiary's estate in the EDB Owned Real Property shall be free from any Encumbrance, except for Permitted Liens.

                 (b) Disclosure Schedule Section 5.7(b) contains an accurate and complete list of all real property leased or subleased by the Seller Group as of the Agreement Date and used primarily in the conduct of the Business. As of the Agreement Date, all leases and subleases of the Leased Real Property (i) are valid and binding obligations of the Seller Group listed as lessees in Disclosure Schedule Section 5.7(b) (for purposes of this Section 5.7, the "Applicable Lessee"), and to Seller's knowledge the other parties thereto, enforceable against the Applicable Lessee, as appropriate, and to Seller's knowledge the other parties thereto, in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and are in full force and effect, and (ii) originals or copies of which that were true and complete as of the date provided have been delivered to Buyer (in accordance with the terms of the Confidentiality Agreement) for review. As of the Closing Date, all such leases and subleases of the EDB Leased Real Property will have been contributed by the Applicable Lessee to EDB Subsidiary and will be valid and binding obligations of EDB Subsidiary and, to Seller's knowledge the other parties thereto, enforceable against EDB Subsidiary and, to Seller's knowledge the other parties thereto, in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and will be in full force and effect. As of the Agreement Date: (i) the Applicable Lessee has not conveyed or agreed to convey (except as contemplated by this Agreement) its estate in the Leased Real Property, or any right, title, or interest therein, to any Person, except for Permitted Liens; and (ii) the Applicable Lessee's estates in the Leased Real Property are free from any Encumbrance, except for Permitted Liens. As of the Closing Date: (i) EDB Subsidiary shall not have conveyed its estate in the EDB Leased Real Property, or any right, title, or interest therein, to any Person except for Permitted Liens; and (ii) EDB Subsidiary's estate in the EDB Leased Real Property shall be free from any Encumbrance, except for Permitted Liens.

                 5.8 INTELLECTUAL PROPERTY. Disclosure Schedule Sections 5.8(a) and 5.8(b) contain an accurate and complete list, except for intellectual property included in the Excluded Assets, of all (a) patents, pending patent applications, patent applications in process but not yet filed, and pending invention disclosures, all registered trademarks and service marks and applications therefor, and all copyright registrations and applications therefor throughout the world, used primarily by Seller and its subsidiaries as of the Agreement Date in the conduct of the Business or that otherwise constitute a part of the technology primarily usable in or related primarily to the Business, (b) written licenses relating to patents, trademarks, trade secrets and other know-how which are material to the conduct of the Business and are used primarily therein by Seller and its subsidiaries as of the Agreement Date or that otherwise constitute a part of the technology primarily usable in or related primarily to the Business as of the Agreement Date, and
(c) manufacturing, process, and other technology transfer and license agreements which are material and appropriate to the conduct of the Business in the manner conducted as of the Agreement Date. As of the Agreement Date, Seller and its subsidiaries own or have the right to use, sell, license or dispose of all such Intellectual Property. As of the Closing Date, EDB Subsidiary will own or have the right to use, sell, license or dispose of all such Intellectual Property included in the EDB Assets free and clear of any Encumbrance of any Person (other than Permitted Liens, claims constituting Assumed Liabilities, any license or agreement listed in the Disclosure Schedule or otherwise as disclosed in this Agreement) and other than as provided in the Ancillary Agreements. To the knowledge of Seller, the use of any such Intellectual Property in the conduct of the Business does not violate any license agreement between Seller and any third Person. With respect to such Intellectual Property, to the knowledge of Seller, Seller has not been notified in writing by any Person of any alleged infringement on the rights of any third Person. Except as set forth in Disclosure Schedule Section 5.9, there is no pending Action of which Seller has received formal written notice or, to the knowledge of Seller, threatened Action contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property used in the Business.

                 5.9 LITIGATION; LEGAL MATTERS. Except as listed on Disclosure Schedule Section 5.9, there is no pending Action of which Seller has received formal written notice or, to the knowledge of Seller, threatened Action against Seller or any of its Affiliates which relates to the Business or the Assets, whether at law or in equity, or before or by any Governmental Authority, nor is there any Governmental Order to which Seller or any of its Affiliates or any of their properties or assets are subject or bound which relates to the Business (other than any Governmental Order that may be applicable generally to the industry in which the Business operates). To the knowledge of Seller and except with respect to the matters covered by Sections
5.10 and 5.11, the Business is being conducted as of the Agreement Date, and will be conducted through the Closing Date, in compliance in all material respects with all applicable laws, rules, regulations and Governmental Orders, except where the failure to so comply would constitute a Retained Liability. Except as listed on Disclosure Schedule Section 5.9, to the knowledge of Seller, there is no Action by any contractor to any Governmental Authority, or any subcontractor to such contractor, pending or threatened against Seller or any of its Affiliates which relates to the Business or the Assets.

                 5.10     EMPLOYEE BENEFIT PLANS.  (a) Disclosure Schedule
Section 5.10(a) contains an accurate and complete list of all employment contracts, severance agreements, consulting agreements or other employee agreements and all retirement, profit-sharing, 401(k), bonus, incentive or deferred compensation and stock option plans or arrangements, and all termination pay, medical, dental, life insurance, disability, paid personal leave, vacation pay or other employee benefit plans, programs or policies maintained by Seller and its Affiliates providing for compensation or benefits for individuals who are currently employees of the Business (a "Plan"). With respect to each Plan, Seller has heretofore delivered to Buyer complete copies of each of the following documents (if applicable): (i) the Plan (as amended),
(ii) the latest annual report for the Plan, (iii) the latest summary plan description (as amended), (iv) the trust for the Plan, and (v) the latest Internal Revenue Service ("IRS") determination letter regarding the Plan's qualification under Section 401(a) of the Code. With respect to each Plan intended to qualify under Section 401(a) of the Code, Seller has received a favorable determination letter regarding the Plan's qualification, or within the applicable remedial amendment period under such Section 401(b), Seller has applied or will apply for such a determination letter. Seller will make all changes to the Plan necessary to obtain such letter. Each Plan's administration is in substantial compliance with its terms and applicable law, and to the knowledge of Seller, there are no pending or threatened claims which would have a material adverse effect on any Plan. To the knowledge of Seller, neither Seller nor any of its Affiliates has engaged in any prohibited transaction or breached any fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Pension Benefits Act (Ontario), with respect to any Plan, and no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred for which the 30-day notice requirement of the Pension Benefit Guaranty Corporation has not been waived. No Plan is a "multiemployer plan" (as defined in Section 401(a)(3) of ERISA or the Pension Benefits Act) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). Neither Seller nor any entity required to be taken into account with Seller under the provisions of Sections 414(b), (c), (m), or (o) of the Code shall as of the Closing Date have incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation, any multiemployer pension plan (as defined in Section 414(f) of the Code), the Service or any other Person under Title IV of ERISA, Section 4980B of the Code or Part 6 of Title I of ERISA. Except as listed in Disclosure Schedule Section 5.10(a), to the knowledge of Seller, neither Seller nor any Affiliate of Seller has represented to any Employee that such Employee is or may become entitled to medical benefit coverage after such Employee's retirement or termination of service with Seller or any Affiliate thereof, except as may be required under
Part 6 of Title I of ERISA or any other law, rule, regulation or Governmental Order.

                 (b) Seller has heretofore delivered to Buyer (i) a copy of the annual information return filed in respect of the Old Ontario Plan (as defined in subsection 12.2(b)) with Revenue Canada and the Pension Commission of Ontario for each of the last three years, and (ii) the most recent letter confirming registration of the Old Ontario Plan pursuant to the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) and a copy of the old Ontario Plan and related trust agreements. All required employer contributions have been made to the Old Ontario Plan in accordance with the Pension Benefits Act (Ontario). All employee contributions to the Old Ontario Plan have been properly withheld and have been fully paid into the funding arrangements for the Old Ontario Plan in accordance with the Pension Benefits Act (Ontario). There has been no withdrawal by Varian Canada of assets from the Old Ontario Plan and no application for approval of a withdrawal of assets has been made to Revenue Canada or the Pension Commission of Ontario. No employee benefit plan of Varian Canada provides as of the Agreement Date a defined benefit to pension members.

                 5.11 ENVIRONMENTAL MATTERS. Except as listed in Disclosure Schedule Section 5.11(a), to the knowledge of Seller, the Seller Group, the Assets and the Business are not in material violation of any Environmental Law or Environmental Permit arising out of their ownership, use or operation (at any time) of the Assets or operation (at any time) of the Business. Except as listed in Disclosure Schedule Section 5.11(b), there are no pending Actions of which Seller has received formal written notice or, to Seller's knowledge, threatened or actual Actions with respect to the Business' compliance with Environmental Laws. Except as noted in Disclosure Schedule Section 5.11(c), as of the Agreement Date, the Seller Group has in full force and effect all Environmental Permits required by Environmental Laws for the conduct of the Business by the Seller Group as of the Agreement Date (other than any Environmental Permit the absence of which does not have an Adverse Effect), all of which are also listed in Disclosure Schedule Section 5.11(c). Except as listed in Disclosure Schedule Section 5.11(d): to Seller's knowledge, no member of the Seller Group has disposed of, transported or arranged for the disposal of any Hazardous Material at any site listed or proposed for listing on the National Priorities List or any similar state list; and, to Seller's knowledge, no member of the Seller Group has received any formal notice that it is a responsible party or potentially responsible party under CERCLA or comparable formal notice under any similar Environmental Law.

                 5.12     CONTRACTS AND COMMITMENTS.  (a) Disclosure Schedule
Section 5.12 contains an accurate and complete list of each contract, agreement, arrangement, purchase order or commitment (including all amendments and modifications thereto), complete and correct copies of which have been made available to Buyer, relating primarily to the ownership of the Assets or the conduct of the Business to which any member of the Seller Group is, as of the Agreement Date, bound and which (i) requires total payments to or from Seller or any subsidiary thereof of at least $1,000,000 annually (whether in a lump sum or in installments), (ii) were entered into, or arose, outside of the ordinary course of business and are material to the conduct of the Business,
(iii) are contracts or commitments currently affecting ownership of, title to, use of, or any interest in, the Real Property, (iv) are intangible property licensing agreements or other agreements or commitments with respect to the Intellectual Property material and appropriate to the conduct of the Business,
(v) constitute collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees in the Business or (vi) relate to purchase money indebtedness or capital lease obligations in an amount in excess of $500,000 that constitute or will constitute an Assumed Liability (collectively, the "Commitments").

                 (b) Assuming that all consents, novations, waivers, approvals, orders, authorizations, notices, registrations, declarations, designations, qualifications or filings required by the terms of the Commitments and all applicable laws, regulations and Governmental Orders with respect to the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been obtained, received, made or effected:

                             (i)        As of the Agreement Date, each
         Commitment is a legal, valid and binding obligation of a member of the

         Seller Group, enforceable against it in accordance with its terms and, to the knowledge of Seller, the other party or parties thereto in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                           (ii)         As of the Closing Date, each
         Commitment included in the EDB Assets will be a legal, valid and binding obligation of EDB Subsidiary, enforceable against EDB Subsidiary in accordance with its terms and, to the knowledge of Seller, the other party or parties thereto in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                          (iii) As of the Agreement Date, (1) the Seller Group has performed all material obligations required pursuant to each of the Commitments to have been performed by them before the Agreement Date, and Seller has no reason to believe that the Seller Group will not be able to fulfill, when due, all of their material obligations under each such Commitment which remain to be performed after the Agreement Date, and (2) there has not occurred any material default under any such Commitment on the part of the Seller Group or, to the knowledge of Seller, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a material default on the part of a member of the Seller Group under such Commitment nor, to the knowledge of Seller, has any event occurred which with the giving of notice or lapse of time, or both, would constitute a material default on the part of any other party to such Commitment; and

                            (iv)        As of the Closing Date, (1) the
         Seller Group and EDB Subsidiary will have performed all material obligations required pursuant to each Commitment to be performed by them before the Closing Date, and as of the Closing Date, to the knowledge of Seller, Seller will have no reason to believe that EDB Subsidiary will not be able to fulfill, when due, all of its material obligations under each such Commitment included in the EDB Assets which remain to be performed by it after the Closing Date, and (2) there will not have occurred any material default under any such Commitment included in the EDB Assets on the part of Seller or EDB Subsidiary or, to the knowledge of Seller as of the Closing Date, on the part of any other party thereto, nor will any event have occurred which with the giving of notice or lapse of time, or both, would constitute a material default on the part of Seller under such Commitment included in the EDB Assets nor to the knowledge of the Seller as of the Closing Date, will any event have occurred which with the giving of notice or lapse of time, or both, would constitute a material default on the part of any other party to such Commitment included in the EDB Assets.

                 (c)      As of the Closing Date, Disclosure Schedule Section
5.12 will be updated by Seller to reflect the Commitments of Seller and its Affiliates in effect as of the Closing Date.

                 5.13 TAX MATTERS. (a) EDB Subsidiary was formed for purposes of the transactions contemplated by this Agreement and no Tax Returns have been required to be filed by it up to and including the Closing Date.

                 (b) Except as set forth in Disclosure Schedule Section 5.13(b), neither EDB Subsidiary nor the Assets is subject to any joint venture, partnership or other arrangement or contract which is treated by Seller as a partnership for federal income tax purposes, or to the knowledge of Seller, treated by any other party thereto as a partnership for federal income tax purposes.

                 5.14 PERMITS AND OTHER OPERATING RIGHTS. Except as set forth in Disclosure Schedule Section 5.14(a) and except with respect to Environmental Permits (which are covered separately in Section 5.11), the Seller Group possesses as of the Agreement Date all material permits, licenses, orders, approvals and authorizations then required by applicable law, statute, regulation, Governmental Order or by the property and contract rights of third Persons for the conduct of the Business in the manner in which it then is being conducted and to permit the current occupancy of the Real Property (other than any permit, license, order, approval or authorization the absence of which does not have an Adverse Effect). All such permits, licenses, orders, approvals or authorizations are listed in Disclosure Schedule Section 5.14(b).

                 5.15 CAPITALIZATION OF EDB SUBSIDIARY. From the date of its formation through the Closing Date, the authorized capital stock of EDB Subsidiary will consist of 1,000 shares of common stock, $.01 par value per share, all of which will be owned by Seller and will be validly issued, fully paid and nonassessable. During such time period, no other equity securities of EDB Subsidiary, no securities convertible into, exchangeable for or carrying the right to acquire equity securities of EDB Subsidiary, or other arrangements or commitments (other than this Agreement) obligating EDB Subsidiary to issue or dispose of any of its equity securities or any ownership interest therein, will be authorized, issued or outstanding.

                 5.16 NO BROKERS. Except with respect to Seller's engagement of Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Seller, neither Seller nor any of its directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

                 5.17 DISCLAIMER. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Assets or the Business and Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS SO OTHERWISE EXPRESSLY PROVIDED, SUCH ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as follows (notwithstanding anything herein to the contrary, references to "Affiliates" of Buyer in this Article VI shall not be deemed to include EDB Subsidiary or any other Affiliates of Seller that are organized for the purpose of accepting the transfer of Assets and whose stock is sold to Buyer or EDB Subsidiary in connection with the transactions contemplated hereby):

                 6.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as and where it is now being conducted.


                 6.2 AUTHORIZATION. (a) Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and upon the execution and delivery thereof by Buyer, each Ancillary Agreement will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (b) Except as described in Schedule 6.2(b), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or (ii) prevent Buyer and its Affiliates from performing their obligations under this Agreement.

                 6.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with
(a) any provision of the Charter or Bylaws of Buyer or any of its Affiliates,
(b) in any material respect any law, rule, regulation or Governmental Order to which Buyer or any such Affiliate or any of their business or assets are bound or subject or (c) any agreement, indenture, undertaking, permit, license or other instrument to which Buyer or any such Affiliate is a party or by which any of them or any of their properties may be bound or affected, other than such violations and conflicts which are not reasonably likely to (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or (ii) prevent Buyer and its Affiliates from performing their obligations under this Agreement.

                 6.4 FINANCING. An Affiliate of Buyer has financing commitments for $45 million (including commitments for $2.4 million required from the expected management of EDB Subsidiary), representing the equity portion of Buyer's funding of the Purchase Price.

                 6.5 ACQUISITION FOR INVESTMENT. Buyer acknowledges that the EDB Stock has not been registered under the Securities Act of 1933, as amended, or qualified or registered under any state or foreign securities law on the ground that no distribution or public offering of the EDB Stock is to be effected and that no public market now exists for the EDB Stock and that a public market may never exist therefor. Buyer is acquiring the EDB Stock solely for its own account and not as nominee or agent for any other Person (except that Seller acknowledges that Buyer has been formed by Green Equity Investors II, L.P. to consummate the acquisition contemplated hereby) and not with a view to, or for sale in connection with, any distribution thereof.
Buyer has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person, or to any other Person, the EDB Stock, and Buyer has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

                 6.6 NO BROKERS. Except with respect to Buyer's engagement of placement agents with respect to the financing referred to in
Section 8.12, as to which Seller will have no liability, neither Buyer nor any of its directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VII
                                CERTAIN COVENANTS

                 7.1 ACCESS TO INFORMATION. (a) From the date hereof until the Closing, but subject to any rights of third Persons, upon reasonable notice, Seller shall (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access during normal business hours to the offices, properties, personnel and Books and Records of the Seller Group relating to the Assets and the Business and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the Assets and the Business (or legible copies thereof) as Buyer may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller Group. Without limiting the generality of the foregoing, the Seller Group shall cooperate fully with Buyer's investigation of the Assets and the Business and provide copies of such documents in its possession as Buyer may reasonably request to confirm the title to any and all properties or assets used in the Business. No investigation by Buyer or knowledge by Buyer of a breach of a representation or warranty of Seller shall affect the representations and warranties of Seller or Buyer's recourse under any provision of this Agreement (including Article X) or the Ancillary Agreements with respect thereto.

                 (b) Subsection 7.1(a) notwithstanding, Buyer's right of examination and access pending the Closing with respect to environmental matters relating to the Real Property shall be limited to an examination of existing records and interviews with Seller's personnel and other Persons and conducting Phase I environmental studies and other investigations not involving physical testing of the Real Property for the presence of Hazardous Material or contacting officials of any Governmental Authority.

                 7.2 CONDUCT OF BUSINESS PENDING CLOSING. From the Agreement Date until the Closing, except as required or permitted by this Agreement or otherwise consented to or approved by Buyer in writing, and except for any transactions reasonably related to the Excluded Assets which do not materially affect the Business, the Assets or the Assumed Liabilities:

                 (a) Except as set forth in Schedule 7.2(a), Seller shall and shall cause the Seller Group to operate the Business only in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted. Seller shall and shall cause the Seller Group to use commercially reasonable efforts to (i) preserve the Business, including its relationships with customers and suppliers, and (ii) keep available to Buyer the services of the present officers, employees, agents and independent contractors of the Business.

                 (b) With respect to the Assets and the Business, Seller shall not, and shall cause the Seller Group not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

                               (i) incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money or other Liability, including purchase money indebtedness, except trade or business obligations or Liabilities incurred in the ordinary course of business and consistent with past practice;

                              (ii) permit or allow any of the Assets to be subject to any additional Encumbrance (other than Permitted Liens) or sell, transfer, lease or otherwise dispose of any such Assets, except in the ordinary course of business and consistent with past practice;

                             (iii) grant any increase in salaries or commissions payable or to become payable to any employee of the Business, or to any sales agent or representative of the Business, except normal increases in salaries and commissions in accordance with Seller's existing compensation practice;

                              (iv) make any capital expenditure or commitment therefor for additions to property, equipment or facilities in excess of $1,000,000 individually and $3,000,000 in the aggregate during the period from the Agreement Date through the Closing, or enter into, outside of the ordinary course of business, any operating lease that, if it had existed on the Agreement Date, would have constituted a Commitment;

                               (v) license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any material Intellectual Property;

                              (vi) amend, modify or supplement (1) any Commitment, except in the ordinary course of business and consistent with past practice, or (2) any other contract, agreement, arrangement, purchase order or commitment that is included in the Assets, if such amendment, modification or supplement is entered into in connection with the obtaining of a consent or waiver of a third Person to the consummation of the transactions contemplated hereby; or

                     (vii) agree, whether in writing or otherwise, to do any of the foregoing.

                 7.3 NO SOLICITATION OF TRANSACTIONS. From the Agreement Date through the Closing Date, neither Seller nor any of its representatives, Affiliates, directors, officers, employees, subsidiaries or agents will solicit, consider, encourage or accept any other offers to acquire any of the Assets (other than in the ordinary course) or the Business or assist any third Person in preparing or soliciting such an offer. Seller shall not have, and shall cause such representatives, Affiliates, directors, officers, employees, subsidiaries and agents not to have, any discussions, conversations, negotiations or other communication with any Person(s) expressing an interest in any such offer.

                 7.4 AUTHORIZATIONS. (a) Each of Buyer and Seller, as promptly as practicable after the Agreement Date, shall and shall cause its Affiliates to
(i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws, rules and regulations applicable to it as may be required for it to consummate the transfer of the Assets, the sale of the EDB Stock and the other transactions contemplated hereby in accordance with the terms of this Agreement; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. The preceding sentence notwithstanding, Seller shall have no obligation to take any action with respect to any contract, agreement, arrangement, purchase order, commitment, Environmental Permit, other permit, license, order, approval or authorization listed in Disclosure Schedule Sections 5.11(c), 5.12 and 5.14(b) which is not also listed in Disclosure Schedule Section 5.2(c).

                 (b) If required by the HSR Act, Buyer and Seller shall comply promptly with the notice and reporting requirements of the HSR Act and shall reasonably cooperate with one another with respect thereto. Buyer and Seller shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multi-national) (the "Antitrust Authorities").

                 (c) Buyer and Seller shall exercise commercially reasonable efforts, and shall cooperate with each other, to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

                 (d) Buyer and Seller each shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all commercially reasonable actions to facilitate the completion lawfully of the transactions contemplated by this Agreement.

                 7.5 BOOKS AND RECORDS. From and after the Closing Date, and without limiting the parties' rights under the Ancillary Agreements: (a) Buyer and Seller shall, and shall cause their respective Affiliates to, at the request of the other party, make available to such other party from time to time on a reasonable basis the Books and Records in their possession and in the possession of EDB Subsidiary, the Foreign Sellers and Varian Canada. Notwithstanding the foregoing, if the party to which a request for access to Books and Records is directed indicates that it believes that the Books and Records requested relate to a matter as to which the parties are adverse (including any claim for indemnification pursuant to Article X of this Agreement), then such party may deny access to those Books and Records, unless the requesting party reasonably establishes that it requires such access in order to assess or discharge a Retained Liability, in the case of Seller or any Affiliate of Seller, or an Assumed Liability, in the case of Buyer or any Affiliate of Buyer. Books and Records shall be held by the party in possession thereof for seven years after the Closing Date (provided that the inadvertent failure by either party or its Affiliates, after the exercise of reasonably good faith efforts, to retain such Books and Records shall not give rise to any Liability of such party or its Affiliates) and the other party shall have the right, at its expense, to inspect and make copies of such Books and Records upon such party's request; provided, however, that (i) all such access and copying shall be done in such a manner so as not to unreasonably interfere with the normal conduct of the operations of the party requested to provide access to such Books and Records and (ii) the party requesting access to such Books and Records shall treat the same and the contents thereof as confidential and not disclose such Books and Records or the contents thereof to any Person except as required by applicable law or Governmental Authority. A party so gaining access to such Books and Records shall (i) hold them in strict confidence, except as required by applicable law, Governmental Authority or subpoena; (ii) not make any copies thereof; and (iii) not provide such Books and Records or copies thereof, or reveal the contents thereof, to any of its employees or agents, other than those who need to know such information in order to perform duties for or provide services to such party, or to any other Person, including any Governmental Authority. In addition, after the Closing Date, at Seller's request, Buyer shall make available to Seller and its Affiliates, representatives and agents those employees of the Business then employed by Buyer requested by

Seller in connection with any Action, other than an Action between Buyer and Seller or any Action as to which the interests of Buyer and Seller are adverse, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Buyer or EDB Subsidiary or any Affiliate thereof and (y) Seller shall reimburse Buyer or EDB Subsidiary or any Affiliate thereof, as the case may be, for the out-of-pocket costs reasonably incurred by Buyer or EDB Subsidiary or any Affiliate thereof in making such employees available to Seller. Also, after the Closing Date, at Buyer's request, Seller shall, and shall cause its Affiliates to, make available to Buyer and its Affiliates, representatives and agents those former employees of the Business, as well as such other employees of Seller and its Affiliates whose responsibilities before the Closing related in any significant respect to the Business, in each case only if then employed by Seller or an Affiliate thereof and requested by Buyer in connection with any Action, other than an Action between Buyer and Seller or any Action as to which the interests of Buyer and Seller are adverse, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; provided, however, that (x) such access to such employees shall not unreasonably interfere with the normal conduct of the operations of Seller and its subsidiaries and Affiliates and (y) Buyer shall reimburse Seller or its subsidiaries and Affiliates, as the case may be, for the out-of-pocket costs reasonably incurred by Seller or such subsidiaries and Affiliates in making such employees available to Buyer. The parties intend that the transfer of Books and Records to Buyer and its Affiliates pursuant to this Agreement shall not constitute a waiver of any legal privilege relating to any documents included in such Books and Records.

                 (b) All Privileged Documents shall be deemed to remain in the sole custody and control of Seller regardless of the location in which they may be found. Seller represents that it has made a diligent attempt to remove all such Privileged Documents from the premises of the Business; provided, however, that any inaccuracy in such representation shall not affect Buyer's obligations set forth in this Section 7.5. In the event Buyer or any of its subsidiaries or Affiliates discovers any such Privileged Documents in its possession and has actual knowledge that such documents constitute Privileged Documents, it (i) shall hold them in strict confidence; (ii) shall not make any copies of them;
(iii) shall not provide such Privileged Documents or copies thereof, or reveal the contents thereof, to any of its employees or agents, or to any other Person, including any Governmental Authority; and (iv) shall promptly return the same, and all copies thereof, to Seller, except in each of the foregoing instances as otherwise provided by applicable law, Governmental Order or subpoena. In the event any request, demand, subpoena or process is received by Buyer or any of its subsidiaries or Affiliates seeking any Privileged Documents, they shall to the extent practicable provide prompt notice thereof to Seller, including therewith a copy of such request, demand, subpoena or process, to enable Seller to timely assert any and all privileges against disclosure it may have with respect thereto or to seek an appropriate protective order. Receipt of any such request, demand, subpoena or process shall not alter Buyer's obligations under this Agreement, including the obligation to promptly provide Seller with Privileged Documents and all copies thereof, except as otherwise required by applicable law or Governmental Order. Following receipt of any such request, demand, subpoena or process, Buyer shall, at Seller's election and expense, seek an appropriate protective order with respect to the Privileged Documents which are the subject of such request, demand, subpoena or process. In no event shall Buyer or any of its subsidiaries or Affiliates knowingly take any action which might have the effect of waiving any claim of legal privilege with respect to any Privileged Document which either it or Seller may have, except as otherwise required by applicable law or Governmental Order.

                 7.6 ACKNOWLEDGEMENT BY BUYER. THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERSTANDINGS OR AGREEMENTS, ORAL OR WRITTEN, IN RELATION THERETO BETWEEN THE PARTIES OTHER THAN THOSE INCORPORATED HEREIN AND TO BE DELIVERED HEREUNDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, BUYER DISCLAIMS RELIANCE ON ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY SELLER OR ITS AFFILIATES, EMPLOYEES, REPRESENTATIVES OR AGENTS.

                 7.7 NEWS RELEASES. Until the Closing Date, neither Buyer, Seller nor the representatives of either of them shall issue to the media any news release with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto. The foregoing notwithstanding, any such news release may be made if required by applicable law or a securities exchange rule, provided that the party required to make such news release shall confer with the other party concerning the timing and content of such news release before the same is made.

                 7.8 CERTAIN ACTIONS. Buyer acknowledges that Seller is retaining responsibility for, and sole control of, certain pending Actions relating to the Business, which Actions are listed in Disclosure Schedule
Section 5.9. From and after the Closing Date, Buyer shall, at Seller's sole cost and expense, reasonably cooperate with and assist Seller in defending and prosecuting such Actions, including by permitting Seller's counsel to represent Buyer's employees who are Seller's former employees of the Business for purposes of any such Action.

                 7.9 NOTIFICATION. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any known event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date through the Closing Date; or (b) any known failure of Seller or Buyer to comply with, perform or satisfy in any material respect any covenant or comply with, perform or satisfy any condition contained in this Agreement to be complied with, performed or satisfied by either such party. From time to time prior to the Closing Date, Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or occurring at or discovered prior to the Agreement Date, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of Seller contained in Article V which has been rendered inaccurate thereby; provided, however, that no supplement or amendment to the Disclosure Schedule shall affect Buyer's rights and remedies for a breach of any representation or warranty based upon the content of the Disclosure Schedule as originally prepared and attached to this Agreement as of the Agreement Date.

                 7.10 BULK SALE COMPLIANCE. Seller and Buyer waive compliance with the provisions of any Bulk Sales Act or similar law of any jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements. Seller hereby agrees to indemnify and hold EDB Subsidiary, Buyer and Buyer's Affiliates harmless from and against any and all Buyer Losses in connection with any Action incurred or suffered by EDB Subsidiary, Buyer or any Affiliate of Buyer arising out of or related to such waiver, unless and to the extent that such Buyer Losses constitute Assumed Liabilities.

                 7.11 USE OF PROPERTIES AND GROUNDWATER. Notwithstanding any other provision of this Agreement or the Ancillary Agreements to the contrary, Buyer shall:

                 (a) not develop the Real Property set forth in clauses (i) and
(ii) below to residential uses or other uses requiring remediation of such properties to cleanup standards substantially similar to standards set for residential uses according to the following schedules:

                               (i) for the Real Property located in Beverly, Massachusetts -- on or before the date 10 years from Seller's receipt of Buyer's written notice to Seller of Buyer's intention to so develop such Real Property; and

                              (ii) for the Real Property located in San Carlos, California -- at any time;

                 (b) not extract or use in any way the groundwater at the Real Property at any time, except as required by any Governmental Authority or as allowed by Seller. The continued extraction following the Closing Date of groundwater from the basement in Building 3 at the Real Property located in San Carlos, California and from the elevator area at the Real Property located in Georgetown, Ontario, in a manner substantially consistent with the extraction being undertaken as of the Agreement Date shall not be deemed a violation of this covenant;

                 (c) require any successors or assigns to Buyer's interest in the Real Property to abide by the covenants in this Section 7.11; and

                 (d) record against the Real Property with appropriate Governmental Authorities such deed restrictions as are reasonably requested by Seller in furtherance of this Section 7.11.

                 7.12 SELLER PERFORMANCE OF SITE REMEDIATION IN BEVERLY, MASSACHUSETTS. Seller shall perform all response actions (including, as appropriate, cleanup, removal, remedial or treatment actions) ("Massachusetts Response Work") necessary to enable Buyer, its Affiliates and EDB Subsidiary to obtain a Covenant Not to Sue from the State of Massachusetts under its Clean Sites Initiative (the "Initiative"). Buyer shall, at the request of Seller, provide all notices, obtain all approvals and perform such other work (other than Massachusetts Response Work) necessary to assist Seller in complying with this subsection, including where the Initiative requires Buyer (as opposed to any other party) to perform such work. Seller shall be relieved of its obligations under this Section 7.12 (but is not otherwise relieved of its obligations to perform response actions) in the event that Buyer provides the notice described in subsection 7.11(a)(i). Nothing in this Section 7.12 shall affect in any way the discretion vested in Seller pursuant to the first sentence of Section 10.5(d).

                 7.13 SELLER OBLIGATIONS WITH RESPECT TO MANAGEMENT STOCK PURCHASES. With respect to each of the employees of the Business listed on
Schedule 7.13 (each, a "Management Investor") who enters into a Management Subscription and Stockholders Agreement among himself, Buyer and Green Equity Investors II, L.P. (a "Subscription Agreement"), prior to the Closing and as an additional inducement of Buyer to execute and deliver this Agreement: (i) Seller shall pay to such Management Investor an amount which, net of all taxes reasonably expected to be owed by such Management Investor thereon, is equal to at least one third of the purchase price due to Buyer from such Management Investor for Buyer's capital stock purchased pursuant to the Subscription Agreement, provided, however, that Seller shall not be obligated to so pay more than $800,000 (net of such taxes) in the aggregate to all Management Investors; and (ii) Seller shall execute and deliver to Buyer a Guaranty, substantially in the form described in the Subscription Agreement, with respect to the promissory note, if any, delivered to Buyer by such Management Investor in partial payment of the purchase price due to Buyer from such Management Investor for Buyer's capital stock purchased pursuant to the Subscription Agreement.

                 7.14 CERTAIN PGTP TOOLING. Schedule 7.14 lists certain tooling located at Seller's X-Ray Tube Products business in Salt Lake City, Utah ("XRTP") which is not reflected on the Balance Sheet and which is currently used by both XRTP and the Business (together with substantially similar items currently used by both

XRTP and the Business which are not reflected on such Schedule 7.14, "Shared Tooling"). At such time that Buyer relocates its Salt Lake City manufacturing operation, Seller shall convey, assign, transfer and delivery to Buyer, at no cost to Buyer, and Buyer shall accept and acquire from Seller, all of the rights, title and interests of Seller in and to any of the Shared Tooling which Buyer then requires to continue the Business and to the extent Buyer does not at such time have comparable tooling at its Power Grid Tube Products business in San Carlos, California ("PGTP"); provided, however, that Buyer shall provide Seller with at least 30 days' written notice prior to any such relocation of the Business which will require Seller to so convey any of the Shared Tooling to Buyer.

                 7.15 CERTAIN LEASE AGREEMENTS. In the event that EDB Subsidiary desires to amend any provision of a lease document relating to the EDB Leased Real Property located in the Stanford Research Park or Santa Clara, California, as to which Seller or its Affiliate is a party or bound, if the lessor with respect to such EDB Leased Real Property requires, in connection with such amendment, the consent thereto of Seller or such Affiliate, Seller shall, or shall cause its Affiliate to, provide such consent at Buyer's sole cost and expense. Neither Seller nor such Affiliate shall be obligated to provide such consent if, in connection therewith, either's obligations under such document would be increased. Buyer shall be liable for, and shall indemnify Seller and its Affiliate from and against, any Liability Seller and its Affiliate may suffer or incur in connection with the provision of such consent.

                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of the Buyer to effect the transactions contemplated herein shall be subject to the fulfillment or satisfaction, on or before the Closing Date, of each of the following conditions:

                 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except (a) that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects in respect of, or as of, such date or period, and (b) to the extent that any failure of such representations and warranties to be true and correct as aforesaid (together with any failures to have complied with or obtained the matters referred to in Sections 8.2 and 8.3 and any statements or omissions referred to in Section 8.11) when taken in the aggregate does not have a Material Adverse Effect.

                 8.2 PERFORMANCE. Seller shall have performed and complied with all agreements and obligations required by this

Agreement to be performed or complied with by it on or prior to the Closing Date, except where the failure to so perform or comply (together with any failures to have complied with or obtained the matters referred to in Sections
8.1 and 8.3 and any statements or omissions refered to in Section 8.11) when taken in the aggregate does not have a Material Adverse Effect.

                 8.3 AUTHORIZATIONS. Seller shall have or shall have caused to be delivered, made or obtained, and Buyer, EDB Subsidiary and Buyer's Affiliates shall have or shall have caused to be obtained, all notices to, declarations, designations, registrations, filings or submissions with, and authorizations, approvals, orders, consents or waivers from Governmental Authorities and other Persons (copies of which shall have been provided to Buyer) listed on Schedule 8.3, and the same shall not have been withdrawn, suspended or modified.

                 8.4 ABSENCE OF GOVERNMENTAL ORDERS. No temporary or permanent Governmental Order shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

                 8.5 OPINIONS OF COUNSEL. Seller shall have delivered to Buyer the opinions of its General Counsel and Orrick, Herrington & Sutcliffe, counsel to Seller, each dated the Closing Date, substantially in the forms attached hereto as Exhibit 8.5.

                 8.6 OFFICERS' CERTIFICATES. Seller shall have furnished Buyer with such certificates of the Chief Financial Officer of Seller certifying as to compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

                 8.7 CERTAIN AGREEMENTS. All of the parties (other than Buyer and its Affiliates) specified as parties to any of the Noncompetition Agreement, Real Estate Documents, Site Access Agreement, Cross-License, Transitional Services Agreement, Supply Agreements and Trademark License shall have executed such agreement or document substantially in the forms attached hereto as Exhibits 8.7(a), 8.7(b), 8.7(c), 8.7(d), 8.7(e), 8.7(f), and 8.7(g)
respectively.

                 8.8 SUITS, PROCEEDINGS, INVESTIGATIONS. No Action shall be pending or, to knowledge of Seller, threatened, before any Governmental Authority wherein an unfavorable judgment, decree, or order would prevent the carrying out of this Agreement or any Ancillary Agreement, or otherwise would constitute a Material Adverse Effect.

                 8.9 INSTRUMENTS OF CONVEYANCE. Seller (including its Affiliates, as applicable) shall have executed and delivered, or caused to be executed and delivered, to EDB Subsidiary or to Buyer or to another Affiliate of Buyer, as the case may be, the bills of sale and other instruments of conveyance, transfer and assignment contemplated by subsection 4.2(b), which instruments shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                 8.10 MATERIAL ADVERSE CHANGE. No event shall have occurred after the Agreement Date that, if it had occurred at the beginning of the 12-month period immediately preceding the Closing Date, would have resulted in a material adverse change in the revenues, cash flow or the assets of the Business (taken as a whole) during such 12-month period.

                 8.11 DISCLOSURE. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules), as of the Closing Date, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein (and therein), in light of the circumstances under which they were made, not misleading, except to the extent any such untrue statement or omission (together with any failures to have complied with or obtained the matters referred to in Sections 8.1, 8.2 and 8.3) when taken in the aggregate does not have a Material Adverse Effect.

                 8.12 FINANCING. Buyer shall have made arrangements for or obtained, on terms satisfactory to Buyer in its sole discretion, all financing necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

                 The obligations of Seller to effect the transactions contemplated herein shall be subject to the fulfillment or satisfaction, on or before the Closing Date, of each of the following conditions:

                 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date.

                 9.2 PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                 9.3 AUTHORIZATIONS. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

                 9.4 ABSENCE OF GOVERNMENTAL ORDERS. No temporary or permanent Governmental Order shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

                 9.5 OPINION OF COUNSEL. Buyer shall have delivered to Seller the opinion of Irell & Manella, counsel to Buyer, dated the

Closing Date, substantially in the form attached hereto as Exhibit 9.5.

                 9.6 OFFICERS' CERTIFICATES. Buyer shall have furnished Seller with such certificates of its officers certifying as to compliance with the conditions set forth in this Article IX as may be reasonably requested by Seller.

                 9.7 CERTAIN AGREEMENTS. Buyer (including its Affiliates, as applicable) shall have executed and delivered to Seller the Noncompetition Agreement, Real Estate Documents, Site Access Agreement, Cross-License, Transitional Services Agreement, Supply Agreements and Trademark License substantially in the forms attached hereto as Exhibits 8.7(a), 8.7(b), 8.7(c), 8.7(d), 8.7(e), 8.7(f) and 8.7(g), respectively.

                                    ARTICLE X
                                 INDEMNIFICATION

                 10.1 SURVIVAL. All representations and warranties of Seller and Buyer and their Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements) shall survive only through and until December 31, 1996. If written notice of a claim for breach of such representations and warranties has been given on or before December 31, 1996 by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Except as provided in Section 10.5, all indemnification obligations of Seller and Buyer in this Agreement or the Ancillary Agreements (including all schedules and exhibits thereto and all instruments expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements) shall survive indefinitely.

                 10.2 INDEMNIFICATION BY SELLER. Except as otherwise limited by this Article X, Buyer, its parent, subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing (the "Buyer Indemnified Parties") shall be indemnified and held harmless by Seller for any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred by them (hereinafter a "Buyer Loss") arising out of or resulting directly or indirectly from (a) any breach of any representation or warranty of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments and undertakings specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements); (b) any breach of any covenant or agreement of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all

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

instruments and undertakings specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements); (c) any Retained Liability other than any Liability arising from or related to Environmental Claims; (d) any and all Liabilities arising from or related to Environmental Claims arising from (i) the ownership, lease, use, possession or operation of the Assets or the Business before the Closing, (ii) any violation, or any purported violation alleged by a third party, existing before the Closing, of any Environmental Law, Environmental Permit or Governmental Order as a result of conditions or activities before the Closing at any Real Property owned, leased, used, possessed or operated by Seller or any of its subsidiaries or Affiliates before the Closing, (iii) the presence, before the Closing, of any Hazardous Material in the soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries or Affiliates which are included in the Assets (including the Real Property), including to the extent that such Hazardous Material remains and/or migrates (except to the extent indemnified by Buyer in subsection 10.3(e)(v)) after Closing, (iv) any disposal, transportation, or arranging for disposal, in each case other than by Buyer or Buyer's agents, of Hazardous Material generated by Seller or any of its subsidiaries or Affiliates prior to the Closing, or (v) any Release by Seller or its subsidiaries or Affiliates of any Hazardous Material at any property not included in the Assets, including any Release of any Hazardous Material at any property included in the Excluded Assets or any Release of Hazardous Material otherwise caused by Seller's operation of its business (any such Environmental Claim referred to in this clause (d) is referred to elsewhere herein as a "Seller Indemnified Environmental Claim"); (e) the failure of Seller to obtain the consent of The Leland Stanford Junior University or of the lessor of Seller's Santa Clara, California, facility to the contribution of the leases and subleases of Leased Real Property located in the Stanford Research Park and in Santa Clara, California, respectively, to EDB Subsidiary pursuant to Section 2.3, the sale of the stock of EDB Subsidiary to Seller or the sublease from Buyer to Seller contemplated by the Real Estate Documents; (f) any eviction or other adverse action taken by the lessor of the EDB Leased Real Property located in the Stanford Research Park or Santa Clara, California as a result of or arising from any actions or omissions of Seller or any of its Affiliates, including any breach by Seller or any such Affiliate of the related real property lease, the Real Estate Documents or any other agreement between such lessor and Seller or its Affiliate, except where and to the extent such eviction or other adverse action results or arises from a breach by Buyer or any of its Affiliates of the Real Estate Documents or any other agreement between such lessor and Buyer or its Affiliate; and (g) any Buyer Loss arising from the circumstances with respect to the Old Ontario Plan referred to in the last sentence of subsection 12.2(b)(ii); provided, however, that Buyer or its Affiliate shall have an obligation to reimburse Seller to the extent of any recovery related to such Buyer Loss. Without limitation of the foregoing and notwithstanding any other provision of this Agreement (other than the limitations set forth

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

in clauses (i) to (iv) of subsection 10.5(c)), Seller Indemnified Environmental Claims shall include any Buyer Losses arising out of or resulting from any Liabilities arising from any Environmental Claim arising from any condition at any Real Property included in the Assets, together with any Release of Hazardous Material resulting from such condition (whether such Release occurs before or after the Closing Date as a result of Buyer's or Seller's operation of the Business), provided that such condition (i) constitutes a violation of any Environmental Law, Environmental Permit or Government Order as of the Closing Date, (ii) existed at the Closing Date and continues to exist at any time during the six-month period following the Closing Date, and (iii) is discovered by Buyer within six months following the Closing Date and is reported in writing by Buyer to Seller as soon as reasonably practicable following discovery (provided no failure to so report shall limit Seller's obligations under this sentence except to the extent Seller is actually and materially prejudiced by such failure). The previous sentence (the "10.2 Proviso") and subsection 10.2(d) shall not apply to any Buyer Losses resulting from (1) any incremental increase in the volume of Hazardous Materials arising from the exacerbation resulting from Buyer's or Buyer's agent's actions of any condition described in the 10.2 Proviso, (2) any new Release of Hazardous Material arising from a condition described in the 10.2 Proviso after such condition has been fully and appropriately repaired by Seller to the reasonable satisfaction of Buyer, or (3) any matters to the extent indemnified by Buyer in subsection 10.3(e)(v). The extent of Seller's indemnification for Hazardous Materials after Closing shall not be addressed or covered by Section 10.2(d)(i) or (ii), except to the extent covered by the 10.2 Proviso. The term "condition" as used in the 10.2 Proviso is not meant to refer to the mere presence of Hazardous Material in the soils, groundwater, surface water or air on, under, about or emanating from any Real Property that does not result from some other condition that constitutes a violation under subsection 10.2(d)(ii).

                 10.3 INDEMNIFICATION BY BUYER. Except as otherwise limited by this Article X, Seller, its subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing (the "Seller Indemnified Parties") shall be indemnified and held harmless by Buyer for any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred by them (hereinafter a "Seller Loss") arising out of or resulting directly or indirectly from (a) any breach of any representation or warranty of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith); (b) any breach of any covenant or agreement of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary

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

Agreements or made in connection herewith and therewith); (c) any Assumed Liability; (d) any Liabilities (except to the extent such a Liability constitutes a Retained Liability) arising from the ownership, use, possession or operation of the Assets and the Business after the Closing; (e) any and all Liabilities arising from or related to Environmental Claims (other than as provided in the 10.2 Proviso) arising from (i) the ownership, lease, use, possession or operation of the Assets or the Business after the Closing, (ii) any violation, or any purported violation alleged by a third party, existing after the Closing, of any Environmental Law, Environmental Permit or Governmental Order as a result of any condition or activities after the Closing at any Real Property owned, leased, used, possessed or operated by Buyer after the Closing, (iii) any Incremental Costs incurred by Seller as a result of the introduction, after the Closing, of any Hazardous Material that was not already present before the Closing in the soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries which are included in the Assets (including the Real Property), (iv) any disposal, transportation, or arranging for disposal, at any time, in each case by Buyer or Buyer's agent after the Closing, of Hazardous Material generated by Buyer or any of its subsidiaries or Affiliates after the Closing or generated by Seller, its subsidiaries or Affiliates at the Real Property before Closing, and (v) any movement after the Closing of any Hazardous Material present before the Closing or the exacerbation of any existing environmental condition, but only to the extent that either results from Buyer's or Buyer's agent's active negligent conduct (and provided that any Liability arising from any movement of Hazardous Material present before the Closing resulting from any cause other than Buyer's or Buyer's agent's active negligent conduct shall be deemed to be part of a Seller Indemnified Environmental Claim) (any such Environmental Claim referred to in this clause (e) is referred to elsewhere herein as a "Buyer Indemnified Environmental Claim"); and (f) the Seller Losses referred to in the last sentence of subsection 10.5(e). As used in subsection 10.3(e)(ii), the term "condition arising after Closing" is not meant to include the mere "condition" of Buyer's status as an owner or operator of the Real Property without some other condition that exists after Closing or activity by Buyer after Closing that constitutes a violation or purported violation under subsection 10.3(e)(ii). Notwithstanding subsection 10.3(e)(ii), it shall be Seller's obligation to repair any condition that existed before Closing (to the extent covered by subsection 10.2(d)(ii) and the 10.2 Proviso) that continues to exist after Closing. This obligation of Seller does not extend, however, to any fines or penalties attributable to or assessed for the period after Closing, to any Releases of Hazardous Materials after Closing, or to any other Buyer Losses attributable to or assessed for the period after Closing associated with such conditions, except as set forth in the 10.2 Proviso.

                 10.4 GENERAL INDEMNIFICATION PROVISIONS. (a) For the purposes of this Section 10.4 and Section 10.5, the term "Indemnitee" shall refer to the Person or Persons indemnified, or

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

entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 10.2 or 10.3, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to Seller Losses or Buyer Losses, as the case may be.

                 (b) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses.

                 (c) Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Agreement (regardless of whether a claim for indemnification otherwise would be limited or prohibited by Section 10.5(a)), stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (subject to the last sentence of this paragraph). The obligations and Liabilities of any party under this Article X with respect to Losses arising from claims, assertions, events or proceedings of any third party (including claims by any assignee or successor of the Indemnitee or any Governmental Authority), which are subject to the indemnification provided for in this
Article X ("Third Party Claims") shall be governed by and be subject to the following additional terms and conditions: If any Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim (subject to the last sentence of this paragraph) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Loss (without limitation) that may result from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within 15 calendar days of the receipt of notice of such Third Party Claim from Indemnitee, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Indemnitor in such Action, in which event the Indemnitee shall be entitled to direct the defense with respect to those issues as to which such conflict exists. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at Indemnitor's expense, all witnesses, pertinent

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

records, materials and information in its possession or under its control reasonably relating thereto as is required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves (i) the payment of money only either by a party or parties other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Indemnitor and
(ii) the unconditional release from all related liability of the Indemnitee, may be settled by the Indemnitor without the written consent of the Indemnitee. Except as provided in the immediately following sentence, in the event a Third Party Claim that is being defended in good faith by the Indemnitor is settled by an Indemnitee without the written consent of the Indemnitor, such settlement without the Indemnitor's written consent shall discharge the Indemnitor from all liability hereunder with respect to the subject matter of such Third Party Claim. In the event that an Indemnitee reasonably determines, and gives notification to the Indemnitor, that the failure to resolve a Third Party Claim is having a material adverse effect on a material portion of the Indemnitee's ongoing business, and as a result that the Indemnitee proposes a settlement of the Third Party Claim as to which the Indemnitee will make no admission of liability or facts or against its interest and the third party or parties will unconditionally release the Indemnitor from any and all Liabilities relating to or arising from such Third Party Claim, then a) the Indemnitor agrees that it will not unreasonably withhold its consent to such settlement, and (1) if the Indemnitor does not consent to such settlement, the Indemnitee may settle the Third Party Claim on the terms proposed without discharging the Indemnitor from its liability hereunder with respect to such Third Party Claim, provided that in such case (x) the facts and terms of such settlement shall not be disclosed to the arbitrator in connection with an arbitration pursuant to Section 14.13 and shall not create any presumption as to the extent of the Indemnitor's obligations to the Indemnitee hereunder with respect to such Third Party Claim and (y) the Indemnitee shall not be entitled to recover from the Indemnitor pursuant to this Agreement or any Ancillary Agreement any portion of the amount so paid in settlement without first establishing by clear and convincing evidence that (A) the party or parties making such Third Party Claim would have prevailed on the merits of such Third Party Claim and would have been entitled to the relief they requested, and (B) the amount any such party or parties would have received (in settlement, as damages or otherwise) would have exceeded the amount of Liability the Indemnitor reasonably expected to incur had such Third Party Claim not been settled by the Indemnitee. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee's right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually and

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

materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

                 (d) Subsection 10.4(c) notwithstanding, if Buyer and Seller are both alleged to be responsible with respect to a Third Party Claim which constitutes both a Buyer Indemnified Environmental Claim and a Seller Indemnified Environmental Claim, Buyer and Seller shall only participate in the defense thereof with separate counsel of their own choice and at their own expense, subject to the rights of each party to seek indemnification under
Section 10.2 or 10.3, as the case may be, for such expenses including fees and costs for attorneys and experts. The liability of Buyer Indemnified Parties, on the one hand, and Seller Indemnified Parties, on the other, with respect to a Third Party Claim which constitutes both a Buyer Indemnified Environmental Claim and a Seller Indemnified Environmental Claim shall be apportioned in accordance with the provisions of Section 10.2 and 10.3, or to the extent that such provisions do not allocate responsibility entirely to one of the parties, in accordance with the parties' (including their respective Affiliates) respective contributions to the facts and circumstances giving rise to such Third Party Claim. No such Third Party Claim, except (i) the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnitee) or (ii) the investigation, record-keeping, notification, cleanup, removal, treatment or remediation (by a party or parties other than the Indemnitee) of Hazardous Material in the air above or in the groundwater, surface water or soil on, under or about, or emanating from, the properties included in the Assets and, in either such case, for which the Indemnitee is released by the third party claimant or is totally indemnified by the Indemnitor, may be settled by the Indemnitor without the written consent of the Indemnitee; provided, however, that no such settlement may be effected without consent if the actions to be taken pursuant to clause (ii) would materially interfere with the business or operations conducted with the Assets. To the extent there is a dispute between Buyer and Seller as to the appropriate allocation of responsibility for an Environmental Claim or other Loss, but Buyer and Seller nonetheless agree that there is no dispute as to a particular portion of such Environmental Claim or other Loss, Buyer or Seller, as the case may be, shall immediately assume full responsibility for that portion of such Environmental Claim or other Loss, as to which it has acknowledged its responsibility, provided that such assumption of responsibility shall not prejudice such party's rights as to the disputed portion of such Environmental Claim or other Loss.

                 (e) In any dispute between Buyer and Seller regarding (i) whether and the extent to which a Release of a Hazardous Material occurred after Closing or whether and the extent to which it arose before Closing, or (ii) whether clause (ii) of the 10.2 Proviso has been met with respect to the existence of a condition at the Closing Date, Seller shall bear the burden of proof with respect to such matter by a preponderance of evidence. The burden

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

and standard of proof in all other matters shall be determined in accordance with applicable law.

                 (f) Payment by an Indemnitee to a third Person with respect to a Loss shall not affect such Indemnitee's rights to indemnification pursuant to this Article X.

                 10.5 LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding any provision to the contrary in this Agreement or any of the Ancillary Agreements, there shall be no time, dollar or other limitation on indemnification claims of Buyer made pursuant to clauses (b), (c), (d), (e), (f) or (g) of Section 10.2 or of Seller made pursuant to clauses (b), (c), (d), (e) or (f) of Section 10.3. No claim or claims may be made against an Indemnitor for indemnification pursuant to clause (a) of either Section 10.2 or Section 10.3, as the case may be, unless and until the Losses of the Indemnitee (including all of its Affiliates) with respect to such clause shall exceed an aggregate amount equal to $2,000,000, in which case the Indemnitor shall be obligated to the Indemnitee for the amount of all Losses of the Indemnitee (including the first $2,000,000 of Losses of the Indemnitee required to reach such threshold) subject to the limitations provided in subsection 10.5(b).

                 (b) No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 10.2 or Section 10.3, as the case may be, (x) to the extent the asserted Seller Losses (in the aggregate) or Buyer Losses (in the aggregate), as the case may be, exceed an amount equal to 10% of the Purchase Price, or (y) for which a claim for indemnification is not asserted hereunder on or before December 31, 1996. The foregoing limitations shall not affect or apply to any other indemnification provided by this Agreement, including those asserted under clauses (b)-(g) of Section 10.2 or clauses
(b)-(f) of Section 10.3 or any matters described in Section 10.6.

                 (c) Notwithstanding any other provision of this Agreement, as between any Buyer Indemnified Party and Seller, following the Closing Date, Seller's obligations to any Buyer Indemnified Party with respect to Seller Indemnified Environmental Claims, whether at law, in equity, pursuant to this Agreement or otherwise, shall not include the following matters, for which Buyer hereby forever relieves, releases and discharges the Seller Indemnified Parties and their successors and assigns from any and all Liabilities, Actions, Buyer Losses, future claims and causes of action arising therefrom or related thereto:
(i) any Liability for or arising from asbestos, radon, lead paint or other building or construction materials that are lawfully present, or any lawfully used or stored Hazardous Material existing, in, inside or on the improvements (including structures or equipment) located on the Real Property (except that this subsection 10.5(c)(i) shall not apply to any personal injury action relating to exposure to such substances prior to Closing); (ii) any Liability for diminution in property value of any of the Real Property (including lost profits and lost rent) caused by the presence of Hazardous Material in the

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

soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries which are included in the Assets (including the Real Property);
(iii) any Liability for consequential damages (including lost profits and lost rent) relating to the presence of Hazardous Material in the soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries which are included in the Assets (including the Real Property); or (iv) the performance of any Response Action (as defined in CERCLA, 42 U.S.C. Section 9601(25)), except as required by this Agreement, by any Governmental Orders or except as set forth in a fully self-executing Environmental Law or Environmental Permit (i.e., an Environmental Law or Environmental Permit that requires that actions be taken without the need for a Governmental Order, such as the requirement to notify a Governmental Authority in the event of a spill of Hazardous Material). Subsection 10.5(c)(ii) and (iii) above shall not be deemed to include lost profits or lost rents or other consequential damages asserted by a third party other than parties having a subsequent interest in such Real Property. With regard only to the limited release set forth in the first sentence of this subsection 10.5(c), Buyer and Seller each acknowledge that it has read and is familiar with, and hereby waives the benefit of, the provisions of California Civil Code Section 1542, which is set forth below:

                 "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The inclusion of the Civil Code Section 1542 provision above is not intended and shall not be deemed to extend the scope of the release provided by this subsection 10.5(c) beyond the scope of the first sentence of this subsection 10.5(c).

                 (d) Except as provided in the Ancillary Agreements, Seller shall have exclusive control of and sole discretion as to all record-keeping, notifications, investigations, cleanup, removal, treatment or remediation related to Seller Indemnified Environmental Claims, including as to the work plans developed and implemented, the methods employed, the consultants and other agents retained and the optimal time periods for discharging such responsibility, provided that Seller takes such actions in compliance with all applicable laws, including Environmental Laws, Environmental Permits and Governmental Orders and without unreasonably interfering with the conduct of the Business. In consideration of Buyer's covenant set forth in Section 7.11, Buyer shall have unlimited rights to discuss with any Governmental Authority its views with respect to such actions and to take any position in opposition to any position taken by Seller before any Governmental Authority. Nothing in this subsection 10.5(d) shall

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



be construed as limiting, expanding, modifying or affecting in any way any rights Buyer may otherwise have to discuss such matters with any Third Party. Seller shall keep Buyer reasonably informed concerning its activities undertaken for cleanup, removal, treatment or remediation in connection with any Seller Indemnified Environmental Claim.

                 (e) In the event that Buyer determines to improve, repair or modify any of the properties included in the Assets (including redeveloping any of the Real Property, remodeling buildings, razing buildings, erecting new structures or changing land uses) and Buyer requests that Seller, or Seller otherwise is required as a result of such determination to, move, modify or replace wells, piping, treatment systems, monitoring systems and other equipment and instruments previously installed by Seller in connection with Environmental Claims, Seller shall take such actions within a reasonable time following approval by appropriate Governmental Authorities, and shall have exclusive control of and sole discretion as to the taking of such actions. Buyer shall (x) reimburse Seller for the reasonable expenses and costs Seller bears as a result of taking such actions and (y) indemnify and hold harmless the Seller Indemnified Parties from (in accordance with this Article X) all Seller Losses incurred by the Seller Indemnified Parties in connection with such actions, except Seller Losses arising out of the negligence or willful misconduct of Seller or its agents.

                 (f) Buyer agrees to cooperate with and assist Seller in undertaking any of the activities covered by subsections 10.5(d) through 10.5(f). In the event that Seller requests Buyer's cooperation or assistance with the implementation of such activities, such cooperation or assistance shall be at Seller's sole cost and expense, except with respect to incidental costs and expenses, which shall be borne by Buyer. Among other things, Buyer will allow Seller, its agents, contractors and/or subcontractors to move any temporary structures, equipment, refuse or other materials from surface areas as Seller or its contractors deem reasonably necessary to implement such activities. Buyer agrees not to damage any structures or systems installed or implemented as part of Seller's cleanup, removal, treatment or remediation activities related to Seller Indemnified Claims.

                 (g) With respect to the definition of "Hazardous Material" used in this Agreement, such definition, when used with respect to Seller's obligations to investigate or remediate any Hazardous Materials otherwise required under subsection 10.2, shall include any substance that is a Hazardous Material as of the Closing and any substance that later becomes a Hazardous Material pursuant to any enactment or amendment of any Environmental Laws.

                 (h) The term "Incremental Costs" as used in this Article X shall refer to any costs that Seller actually incurs as a result of any Release after Closing of any Hazardous Material by Buyer that Seller would not have incurred but for that Release. With respect to the actual performance of and payment for any response

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

action required as a result, and to the extent, of any Release of any Hazardous Material by Buyer described in subsection 10.3(e)(iii) above, the parties agree to the following allocation: (i) Buyer shall perform at its sole expense all required immediate response actions (e.g., containing the Release, notifying the appropriate regulatory agencies and taking all other required short-term actions); (ii) Buyer shall perform at its sole expense all required soil-related investigation and remediation of such Hazardous Materials in soils areas that Seller is not obligated to, or has not otherwise agreed to, investigate or remediate (e.g., a soils removal where required by a Governmental Authority in an area where Seller is not required to perform a soils removal); (iii) Buyer shall perform at its sole expense all required groundwater-related investigation and extraction for such Hazardous Materials in groundwater areas that Seller is not obligated to, or has not otherwise agreed to, investigate or extract (e.g., installation of a source control extraction well if required by a Governmental Authority); (iv) Seller shall perform at its expense, except for all Incremental Costs, which shall be paid by Buyer, all required soil-related investigation and remediation for such Hazardous Materials in soils areas that Seller is obligated to, or has otherwise agreed to, investigate or remediate; (v) Buyer shall perform at its sole expense all treatment of groundwater for groundwater that a Governmental Authority requires to be treated and that cannot feasibly be treated in any of Seller's existing groundwater treatment systems without incurring Incremental Costs for modifying such system that would exceed the costs of Buyer constructing a new and separate treatment system; and (vi) Seller shall perform at its expense, except for all Incremental Costs, which shall be paid for by Buyer, all treatment of groundwater for groundwater that a Governmental Authority requires to be treated and that can feasibly be treated in any of Seller's existing groundwater treatment systems, in circumstances where the Incremental Costs of the modifications to such system would not exceed the costs of Buyer constructing a new and separate treatment system. Notwithstanding any other provision of this Agreement, as between any Seller Indemnified Party and Buyer, following the Closing Date, Buyer's obligations to any Seller Indemnified Party with respect to any Release of any Hazardous Material by Buyer or its Affiliates after the Closing Date shall be limited to Incremental Costs. Nothing in this subsection 10.5(h) shall apply to the performance of any response action that results entirely from a Seller Indemnified Environmental Claim. "Required" in this subsection 10.5(h) shall mean as required by any Governmental Order or fully self-executing Environmental Law.

                 (i) The provisions of Article X constitute the exclusive remedies of the Buyer Indemnified Parties with respect to Seller Indemnified Environmental Claims, except that Buyer's rights under Environmental Laws and with respect to environmental liabilities shall survive if the indemnification in clause (d) of Section 10.2 or in the 10.2 Proviso is determined to be unenforceable pursuant to CERCLA, 42 U.S.C. Section 9607(e), under any comparable provision under state law, or under any other Environmental Law that generally prohibits private party indemnification for environmental

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liabilities. The survival of Buyer's rights in the prior sentence and Buyer's remedies thereunder shall be limited to the extent that Buyer would have otherwise been entitled to such remedies under the indemnification in clause (d) of Section 10.2 or in the 10.2 Proviso were it not for the inability of Buyer to enforce such indemnification as provided in the prior sentence. The survival of Buyer's rights under this subsection 10.5(i) shall be terminated in the event that Buyer advocates before any Governmental Authority that the indemnification in clause (d) of Section 10.2 or in the 10.2 Proviso is unenforceable.

                 10.6 TAX MATTERS. In addition to this Article X, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article XI to the extent expressly provided therein.

                                   ARTICLE XI
                                   TAX MATTERS

                 11.1 TAX CHARACTERIZATION. (a) For Income Tax purposes, Seller and Buyer shall treat the transactions contemplated by this Agreement, other than the transactions referred to in Section 2.4, as a sale of the EDB Assets directly from Seller to Buyer in consideration for the Purchase Price allocable to the EDB Assets and the Assumed Liabilities (other than Liabilities of Foreign Sellers or Varian Canada), followed by contribution of the EDB Assets by Buyer to EDB Subsidiary. Buyer and Seller shall report such purchase and sale under this Agreement consistent with such treatment; Buyer and Seller shall not take a position or an action contrary thereto unless required to do so by applicable Tax Laws with respect to Income Taxes pursuant to a determination as defined in
Section 1313(a) of the Code.

                 (b) With respect to the purchase and sale of the EDB Stock hereunder, Seller and Buyer shall jointly make a protective Section 338(h)(10) Election with respect to EDB Subsidiary in accordance with applicable Tax Laws and as set forth herein.

                 (c) Buyer and Seller shall be responsible for the preparation and timely filing of all protective Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. Upon request from Buyer, Seller shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any Tax Laws in order to properly complete the Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed. Seller shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms within 30 days of Buyer's request for such information or such shorter period as is necessary to comply with applicable Tax Laws. Notwithstanding the foregoing, Buyer shall request any such information as promptly as practicable following the Closing Date.

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

                 11.2 ALLOCATION OF PURCHASE PRICE. Prior to the Closing Date, Buyer and Seller shall prepare and agree upon an estimate concerning the computation of the sale price or Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations), as the case may be, of the Assets in accordance with the terms hereof (which shall include in the sale price or Modified Aggregate Deemed Sale Price, as the case may be, the amounts paid by Buyer or its Affiliates pursuant to Sections 2.8, 3.1 and 3.3) and the allocation of such sale price or Modified Aggregate Deemed Sale Price, as the case may be, among such Assets. After the Closing Date, but in no event later than 60 days after the Closing Date (unless a longer period of time is required pursuant to Section 2.8(b)), Buyer and Seller shall prepare and agree upon a final sale price or Modified Aggregate Deemed Sale Price, as the case may be, and an allocation of such sale price or Modified Aggregate Deemed Sale Price, as the case may be, among such Assets based upon the fair market value of the Assets as determined by an appraisal conducted by such firm as Buyer shall select (the "Appraiser") whose costs, fees and expenses shall be shared equally by Seller and Buyer. All values contained in the final allocation shall be consistently reported for Tax purposes in accordance with the procedures reflected herein.

                 11.3 TAXES BEFORE AND AFTER THE CLOSING DATE. (a) Seller will include the Income Tax items of EDB Subsidiary on the Seller's consolidated federal Income Tax Returns for all periods ending on or before the Closing Date. Any Income Tax items of EDB Subsidiary will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of EDB Subsidiary as of the end of the Closing Date.

                 (b) Notwithstanding any Tax sharing agreement or arrangement to the contrary, Seller shall be liable for, and shall indemnify Buyer, EDB Subsidiary and Buyer's other Affiliates from and against, all Taxes payable by, or due from, Seller, any Foreign Seller, Varian Canada, Buyer, any Affiliate of Buyer or EDB Subsidiary (other than an Assumed Liability described in Section 3.1(a) or 3.3) attributable to the operations, activities or transactions of the Business for all periods up to and including the Closing Date and to the transactions contemplated herein.

                 (c) Buyer shall be liable for, and shall indemnify Seller, each Foreign Seller and Varian Canada from and against, all Taxes payable by, or due from, Buyer, EDB Subsidiary, Buyer's other Affiliates, Seller, each Foreign Seller or Varian Canada attributable to the operations of the Business after the Closing Date.

                 (d) State and local real and personal property Taxes relating to the Assets for the Tax period in which the Closing Date occurs shall be prorated between Buyer and Seller on the following basis: Seller shall be responsible for the payment of all such Taxes for the period up to and including the Closing Date; and Buyer shall be responsible for payment of all such Taxes for the period after the Closing Date. All such Taxes assessed on an

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annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made. Any supplemental property Taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be borne by Buyer. Any payments of such Taxes due from one party to the other pursuant to this subsection 11.3(d) shall be paid at the Closing Date. Any amount of such Taxes reflected on the Closing Balance Sheet shall be deemed to have been paid at the Closing Date; provisions, accruals, reserves and like items shall be deemed to have been paid by the Seller (or Foreign Seller or Varian Canada, as the case may be) and prepaid items shall be deemed to have been paid by the Buyer (or Affiliate of Buyer, as the case may be). If such Taxes and assessments are not available as of the Closing Date, for purposes of apportionment between Buyer and Seller and payment pursuant to this subsection 11.3(d), the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments and any incremental payment shall be adjusted after receipt of the final Tax statements, but in any event within 15 days after such statements are provided by one party to the other.

                 (e) Seller shall be entitled to any credits or refunds of any Tax paid by Seller, any Foreign Seller or Varian Canada, and not indemnified by Buyer or a Buyer Affiliate, and any interest thereon. Buyer shall be entitled to any credits or refunds of any Tax paid by Buyer or a Buyer Affiliate and not indemnified by Seller, a Foreign Seller or Varian Canada, and any interest thereon. Any amounts of Tax reflected on the Closing Balance Sheet shall be deemed to have been paid at the Closing Date; provisions, accruals, reserves and like items shall be deemed to have been paid by Seller (or Foreign Seller or Varian Canada, as the case may be) and prepaid items shall be deemed to have been paid by Buyer (or an Affiliate of Buyer, as the case may be). A party entitled to credit or refund under this Section 11.3(e) shall be entitled to reasonably prosecute the Action for refund at its own expense and in the name of the party nominally entitled thereto, which party shall execute all documents and do any and all things reasonably requested by the party entitled to such credit or refund, provided that such party is promptly reimbursed by the party entitled to credit or refund for its costs and expenses in connection therewith other than general and administrative expense. A party receiving an amount in respect of a refund or credit to which another party is entitled pursuant to this subsection 11.3(e) shall make payment thereof to such party in immediately available funds promptly upon receipt of any such refund or credit.

                 11.4 ACCESS. Without limiting the generality of Section 7.5, after the Closing, Buyer and Seller shall make available to the other, and to any Taxing Authority, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of or relating to the Business for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer

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shall prepare and provide to Seller any federal, state, local or foreign Tax data and other information, including such information reasonably required by Seller's customary tax and accounting questionnaires, requested by Seller for Seller's use in preparing its Tax Returns. Such Tax data and other information shall be prepared by Buyer and provided to Seller within 90 days after the Closing Date. Each party shall bear its own expenses in complying with the foregoing provisions.

                 11.5 NOTIFICATION AND DEFENSE. (a) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any Affiliate of Buyer or the Business of notice of any pending or threatened Action (including but not limited to, determinations as to the timing of payment of Taxes not yet required to be paid) relating to any Tax of the Business, or to Tax Returns reflecting operations of the Business, for periods ending on or prior to the Closing Date. Seller shall have the sole right to represent the taxpayer's interest in any such Action, and to employ counsel of its choice at its expense, upon reaffirming its obligation to indemnify Buyer and any of its Affiliates in respect thereof. Seller shall reasonably keep Buyer advised and shall reasonably consult with Buyer with respect to such controversy and prior to entering into any consensual resolution of such controversy that may materially affect Buyer. Buyer agrees that it will cooperate fully with Seller and its counsel, at Seller's sole cost and expense, in the defense against or compromise of any claim in any such Action.

                 (b) Buyer and EDB Subsidiary shall have full responsibility and discretion in handling of any Tax controversy involving EDB Subsidiary or the Assets for periods ending after the Closing Date. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Action relating to any Tax of the Business, or to Tax Returns reflecting operations of the Business, for periods after the Closing Date. Buyer shall have the sole right to represent the taxpayer's interest in any such Action (including but not limited to, determinations as to the timing of payment of Taxes not yet required to be paid) and to employ counsel of its choice at its expense, upon reaffirming its obligation to indemnify Seller and any of its Affiliates in respect thereof. Buyer shall reasonably keep Seller advised and shall reasonably consult with Seller with respect to such controversy and prior to entering into any consensual resolution of such controversy that may materially affect Seller. Seller agrees that it will cooperate fully with Buyer and its counsel, at Buyer's sole cost and expense, in the defense against or compromise of any claim in any such Action.

                 (c) Notwithstanding the foregoing, any Action with respect to property taxes for the period in which the Closing Date occurs which relates to the EDB Assets shall be conducted jointly by Seller and Buyer, and the expenses thereof shall be prorated in accordance with subsection 11.3(d).

                 11.6 TAX RETURNS. Seller shall file or cause to be filed when due all Tax Returns relating to the Business for periods

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ending on or prior to the Closing Date. Buyer shall file or cause to be filed when due all Tax Returns relating to the Business for all periods ending after the Closing Date.

                 11.7 PAYROLL TAXES. Payroll withholding and Tax reporting by Seller with respect to employees of the Business will be terminated as of the Closing Date and Seller will pay over to appropriate Governmental Authorities, in accordance with applicable law and regulations, all amounts withheld on or before the Closing Date. Seller shall issue, by the date prescribed by the applicable IRS or Revenue Canada requirements, Forms W-2 and T-4 for wages paid through the Closing Date. Buyer shall be responsible for all payroll withholding and Tax reporting resulting from the operation of the Business on and after the Closing Date. Seller will supply Buyer with such information in its possession regarding employees of the Business for the period between January 1, 1995 and the Closing Date as may be reasonably necessary for Buyer and EDB Subsidiary to carry out their payroll tax withholding and reporting responsibilities.

                 11.8 CONSOLIDATED TAX LIABILITY. Notwithstanding any Tax sharing agreement or arrangement to the contrary, Seller shall indemnify Buyer and EDB Subsidiary for any Income Tax with respect to any Consolidated Return which includes any member of the Seller Group, except Income Tax described in subsection 11.3(c).

                 11.9 TAXES RELATING TO TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. All Taxes imposed in connection with the transfer of the Assets or the sale of the EDB Stock contemplated by Article II of this Agreement, whether such Taxes are assessed initially against Buyer, EDB Subsidiary or any other Affiliate of Buyer or the Seller Group, shall be borne and paid by the Seller Group, and Buyer, EDB Subsidiary and any other Affiliate of Buyer shall have no liability therefor, and Seller agrees to indemnify Buyer, EDB Subsidiary and any other Affiliate of Buyer from and against any and all such Taxes, if any, imposed in connection with such transfers of the Assets and such stock.

                 11.10 PAYMENTS. Unless otherwise provided herein, all payments of indemnification of Tax to be made under this Article XI shall be made in immediately available funds within ten (10) Business Days of receipt of a written notice from the party entitled to indemnification which sets forth in reasonable detail the basis and an explanation of the claim hereunder, but in no event earlier than one Business Day before the date on which such Tax is required to be paid to the relevant Taxing Authority.

                                   ARTICLE XII
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

                 12.1 EMPLOYEES. (a) Buyer agrees that it shall cause EDB Subsidiary and other Affiliates of Buyer to offer employment to each of the employees of the Business who are identified by payroll code or otherwise on
Schedule 12.1 (collectively, "Employees"), such employment to be effective as of the Closing Date. Such

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employment shall be offered on terms which include, but shall not be limited to, the position, title and level of responsibility and the rate of wages or salary that each Employee enjoys and is entitled to receive from Seller immediately before the Closing and participation in a cash bonus plan and coverage under health (other than any retiree medical coverage), group term life, disability, severance, vacation, sickness, and holiday policies or plans that are reasonably comparable to those that each Employee enjoys as of the Closing Date (provided that (1) although such policies or plans will be effective as of the Closing Date, they may be implemented by Buyer either prior to or within a reasonable time thereafter, and (2) Buyer shall have no obligation to offer any benefits comparable to those provided under Seller's Employee Stock Purchase Plan, Omnibus Stock Plan (including each of the stock option, restricted stock and stock appreciation rights plans thereunder)), and Buyer may establish such other employment terms and policies as Buyer shall determine in its sole and absolute discretion (collectively, "Buyer's Employment Policies"). Buyer shall pay, and shall indemnify Seller against any losses arising from, any and all Liabilities arising from Buyer's Employment Policies and applicable law subsequent to the Closing Date.

                 (b) Seller agrees that it shall pay, and shall indemnify Buyer against, any Buyer Losses arising from any and all Liabilities arising before, on or after the Closing Date that (i) result from, directly or indirectly, the election of any Employee to reject Buyer's or Buyer's Affiliate's offer of employment under this Section 12.1 or to accept such employment and nonetheless make a claim for severance or other benefit with respect to such Employee's employment by Seller or an Affiliate of Seller under Seller's Employment Policies, or (ii) are attributable to Seller's or its Affiliate's employment terms and policies applicable to the Employees existing before or on the Closing Date, including Seller's or its Affiliate's severance policies, reduction-in-force policy or other wage, salary and bonus arrangements, employee benefit plans, policies with respect to personal paid leave (regular sick leave and vacation pay), Seller's Cash Profit-Sharing Plan, all agreements, plans and arrangements set forth in Disclosure Schedule Section 5.10(a), and any other employment plans or practices of Seller or its Affiliates as well as any employment or labor laws applicable to such Employee and his or her employment with Seller or its Affiliates, whether domestic or foreign ("Seller's Employment Policies"); provided, however, that, Seller shall not be responsible for payment or indemnification of any such Liability set forth in clauses (i) or (ii) above to the extent such Liability is reflected as an accrued liability on the Closing Balance Sheet; and provided, further, that Buyer shall have no responsibility under any medical plan it may establish to cover any claim for any medical expense actually incurred prior to the Closing Date, nor shall Buyer have any responsibility for the payment of any long-term disability benefit under any plan, program or practice if liability with respect to such disability shall have been established under Seller's long-term disability plan prior to the Closing Date. Seller further

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agrees to indemnify Buyer against any Liabilities arising from claims of employees of Seller who are not Employees.

                 12.2 BENEFIT PLANS. (a) Seller shall make company basic and profit-sharing contributions to its Retirement and Profit Sharing Program (the "Old Plan") for the plan year ended September 29, 1995 for the benefit of any Employee who both (i) was a participant in the Old Plan immediately prior to the Closing, and (ii) was otherwise eligible under the Old Plan to receive such contributions had he or she remained an employee of Seller. The amount of any such contribution shall be the amount which would have been contributed with respect to each such Employee had he or she remained an employee of Seller through the Closing Date; provided, however, that only compensation paid or accrued by Seller through the Closing Date shall be taken into account in determining the amount of such contribution.

                 (b)(i) As of the Closing Date, Buyer shall cause EDB
         Subsidiary to cause the participants in the Old Plan who accept EDB Subsidiary's offer of employment pursuant to Section 12.1 (the "Transferred Participants") to be covered by a plan (the "New Plan") qualified under Section 401 of the Code and substantially similar to the Old Plan (but with no obligation on the part of Buyer or its Affiliate to provide the same contribution level) under which the interests of the Transferred Participants in the Old Plan may be held. EDB Subsidiary shall at such time or as soon thereafter as is reasonably practicable notify Seller of the name of such New Plan and the identity of the trustee and shall provide Seller with such additional information as Seller may reasonably require to carry out the terms of this subsection 12.2(b). Promptly after the Closing, EDB Subsidiary shall apply for a favorable determination letter regarding the New Plan's qualification under Section 401(a) of the Code and shall take all actions necessary in order to obtain such letter, including making all necessary or appropriate changes to the terms of the New Plan. Seller shall thereafter cause the trust fund under the Old Plan to transfer to the trust fund under the New Plan, for the exclusive benefit of Transferred Participants, assets having a value equal to the aggregate value of the accounts of all of the Transferred Participants, as of the most recent date on which the interests of the Transferred Participants shall have been revalued. In any event, any such transfer shall be carried out in such manner as to permit compliance with the provisions of Section 414(1) of the Code. During the period prior to the transfer referred to herein, the trust fund under the Old Plan may pay to, or in respect of, participants in the Old Plan who are employed by EDB Subsidiary any benefits to which such persons may then be entitled based on service prior to the Closing Date, provided that any employee who is in the employ of EDB Subsidiary on or after the Closing Date shall not be deemed to have terminated his service for purposes of the Old Plan.

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                    (ii) As of the Closing Date, Buyer or its Affiliate shall
         cause the participants in the Profit-Sharing Retirement Plan of Varian Canada, Inc. (the "Old Ontario Plan") who accept the offer of employment pursuant to Section 12.1 (the "Transferred Ontario Participants") to be covered by a registered defined contribution pension plan (the "New Ontario Plan") which is substantially similar to the Old Ontario Plan (but with no obligation on the part of Buyer or its Affiliate to provide the same contribution level). At Closing, or as soon thereafter as is reasonably practicable, Buyer shall notify Seller of the name of such New Ontario Plan and the identity of the trustee of such plan and at all times shall provide Seller with such additional information as Seller or Varian Canada may reasonably require to carry out the terms of this subsection 12.2(b)(ii). Promptly after Closing, Buyer or its Affiliate shall apply for registration of the New Ontario Plan under the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) and shall take all actions necessary in order to obtain such registration, including making all necessary or appropriate changes to the terms of the New Ontario Plan. Seller shall, or shall cause Varian Canada to, thereafter prepare and submit applications and all other required materials to Revenue Canada, Taxation and the Pension Commission of Ontario to permit the trustee of the Old Ontario Plan to transfer to the trustee of the New Ontario Plan, for the exclusive benefit of the Transferred Ontario Participants, assets having a value equal to the aggregate value of the member accounts of all of the Transferred Ontario Participants, as of the most recent date on which the interests of the Transferred Ontario Participants shall have been revalued. In any event, any such transfer shall be carried out in such manner as to comply with the provisions of the Income Tax (Canada), the Pension Benefits Act (Ontario) and policies of Revenue Canada, Taxation and the Pension Commission of Ontario. During the period prior to the transfer of assets referred to herein, Buyer and Seller (including Varian Canada) agree that the trustee under the Old Ontario Plan may pay to, or in respect of, Transferred Ontario Participants benefits to which such persons may then be entitled based on service prior to the Closing Date, provided that any such participant who is in the employ of Buyer or its Affiliate on or after the Closing Date shall not be deemed to have terminated his service for purposes of the Old Ontario Plan. Buyer and its Affiliate acknowledge that: (1) part of the assets of the Old Ontario Plan are held under a trust agreement with Confederation Life Insurance Company ("Confed Life"), (2) Confed Life is in the process of being wound up and liquidated and (3) such assets held by Confed Life cannot be transferred until all necessary approvals have been obtained under the winding up proceedings.

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                 (c) Seller shall also make a cash payment to each Employee who was covered immediately prior to the Closing Date under Seller's Cash Profit-Sharing Plan. Such payment shall be made when required by the terms of such plan and shall be determined as if such Employee had remained an employee of Seller through September 29, 1995, based on compensation paid or accrued by Seller through the Closing Date. Neither Buyer nor any of its Affiliates shall be required to establish a cash profit-sharing plan for the benefit of Employees, and Seller shall indemnify Buyer and its Affiliates against any and all Liabilities arising from or relating to Seller's Cash Profit-Sharing Plan, including any claim by Employees pertaining to an election by Buyer and its Affiliates not to establish a comparable cash profit-sharing plan.

                 12.3 CERTAIN PGTP EMPLOYEES. Notwithstanding any other provision of this Agreement, Seller shall reimburse Buyer for severance payments made to any Employee employed immediately before the Closing at the Business' Salt Lake City facility (a "PGTP Employee") who accept employment with Buyer as of the Closing Date but whose employment with Buyer is subsequently terminated by Buyer due to a job elimination caused by Buyer's relocation of its Salt Lake City manufacturing operation; provided, however, that (a) Seller shall not be obligated to reimburse Buyer for severance payments to the extent such payments exceed the amount which Seller would have been obligated to pay to the PGTP Employee for the period up to and including the Closing Date under Seller's written severance policy in effect on the Closing Date; and (b) Buyer shall give Seller at least ten days' written notice prior to terminating any PGTP Employee on the basis of Buyer's relocation of its Salt Lake City manufacturing operation so as to allow Seller to make an offer of employment to such PGTP Employee, which offer may require the PGTP Employee to waive his or her right to receive any severance payment from Buyer, in which case Seller shall not be obligated to reimburse Buyer for any severance payment actually made to such PGTP Employee.

                 12.4 COBRA. With respect to Employees, Seller will continue to provide for "continuation coverage" to or for the benefit of each "covered employee" and each "qualified beneficiary" entitled thereto by applicable law (as such terms are defined in Code Section 4980B) and shall otherwise comply in all respects with the requirements (including notice requirements) of Code
Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a "qualifying event" (as defined in Code
Section 4980B) has occurred (or will occur) through the Closing Date, including any such qualifying event that may occur as of the Closing or as a result of the consummation of the transactions contemplated by this Agreement. Buyer shall, within 30 days after Seller's written request to furnish Seller with copies of Buyer's or its Affiliates' health plan and the summary plan description for Buyer's or its Affiliates' health plan, furnish such copies to Seller.

                 12.5 NO THIRD-PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary or other right


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in any Employee (including any beneficiary or dependent thereof) in respect of continued employment with Buyer or its Affiliates or in respect of any benefits that may be provided, directly or indirectly, under any benefit plan or program maintained by Buyer or its Affiliates.

                 12.6 CESSATION OF PARTICIPATION UNDER SELLER'S PLANS. Subject to Seller's satisfaction of the requirements of this Article XII, the Employees shall cease as of the Closing Date to participate in, or accrue benefits under, the plans and agreements set forth in Disclosure Schedule 5.10(a). Buyer or its Affiliates shall grant prior service credit under its employee benefit plans, programs and policies to each Employee hired by Buyer based on the service date used by Seller in determining his or her service credit under Seller's employee benefit plans, programs and policies.

                 12.7 TERMINATION OF CONFIDENTIALITY AND RELATED AGREEMENTS. Seller agrees that any provisions of any trade secret, confidentiality, non-compete or comparable agreements entered into prior to the Closing between Seller or its Affiliates, on the one hand, and any person who becomes an employee of Buyer, its Affiliates or EDB Subsidiary in connection with the transactions contemplated hereby, on the other hand, shall be deemed terminated and of no further force or effect as of the Closing to the extent, and only to the extent, such provision relates to information of the Business.

                                  ARTICLE XIII
                                   TERMINATION

                 13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (a) by the mutual written consent of Buyer and Seller; or

                 (b) by either Buyer or Seller, if the Closing shall not have occurred by August 15, 1995; provided, however, that the right to terminate this Agreement pursuant to this subsection 13.1(b) shall not be available to any party or parties whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

                 (c) by Buyer, upon the breach in any material respect of any of the representations and warranties of Seller contained herein or the failure by Seller to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Seller, provided that such breach or failure does not have a Material Adverse Effect and otherwise is not cured within 30 days of Seller's receipt of a written notice from Buyer that such a breach or failure has occurred; or

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                 (d) by Seller, upon the breach in any material respect of any of the representations and warranties of Buyer contained herein or the failure by Buyer to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Buyer, provided that such breach or failure is not cured within 30 days of Buyer's receipt of a written notice from Seller that such a breach or failure has occurred.

                 13.2 WRITTEN NOTICE. In order to terminate this Agreement pursuant to Section 13.1, the party so acting shall give written notice of such termination to the other party, specifying the grounds thereof.

                 13.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 13.1, this Agreement (other than Sections 7.7 and 14.1, which shall survive the termination hereof) shall become void and have no effect, with no liability on the part of any party or its Affiliates, directors, officers, employees, shareholders or agents in respect thereof; provided, however, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

                 13.4 WAIVER. At any time prior to the Closing, Buyer and Seller may by mutual written agreement (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

                 14.1 EXPENSES, TAXES, ETC. Except as otherwise provided in
Section 11.9, each party will pay all fees and expenses incurred by it in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that all documentary, stamp and excise taxes and all transfer, filing, recordation and similar taxes and fees (including all real estate transfer taxes and conveyance and recording fees), if any, incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Seller.

                 14.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a

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designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

                 (a)  if to Seller:

                                  Varian Associates, Inc.
                                  3050 Hansen Way
                                  Palo Alto, California  94304-1000
                                  Attention:  Chief Financial Officer
                                  Telecopy No.:    (415) 424-5754
                                  Telephone No.:   (415) 424-5320

                      with a copy to:

                                  Varian Associates, Inc.
                                  3050 Hansen Way
                                  Palo Alto, California  94304-1000
                                  Attention:  General Counsel
                                  Telecopy No.:    (415) 858-2018
                                  Telephone No.:   (415) 424-5352

                 (b)  if to Buyer:

                                  Communications & Power Industries
                                  Holding Corporation
                                  c/o Green Equity Investors II, L.P.
                                  333 South Grand Avenue
                                  Los Angeles, CA  90071
                                  Attention:  Gregory J. Annick
                                  Telecopy No.:    (213) 625-2043
                                  Telephone No.:   (213) 625-0005

                 with a copy to:

                                  Irell & Manella
                                  333 South Hope Street, Suite 3300
                                  Los Angeles, CA  90071
                                  Attention:  Edmund M. Kaufman
                                  Telecopy No.:    (213) 229-0515
                                  Telephone No.:   (213) 620-1555

                 14.3 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of the fact or item or its contents be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to that other section or subsection of the Disclosure Schedule whether or not any explicit cross-reference appears therein. Disclosure of any matter in the Disclosure Schedule shall not be deemed to imply that such matter is or is not material. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

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                 14.4 INTERPRETATION. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to the "best knowledge" or "knowledge" of a Person shall mean the actual knowledge of the Persons listed on Schedule 14.4. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. dollars. In the event of any inconsistency or conflict as to the rights and obligations of the parties under the indemnification provisions of this Agreement and any Real Estate Documents with respect to environmental matters, the terms of this Agreement shall control.

                 14.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

                 14.6 ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise, except that Buyer (including its Affiliates) may assign its rights and benefits hereunder and under the Ancillary Agreements (provided that Buyer or its Affiliates, as applicable, shall remain responsible for its obligations hereunder) (a) to any Person acquiring all or substantially all of the assets and properties of the Business, as such Business is then conducted by Buyer, (b) to any Person acquiring a distinct line or division of such Business, with respect to the rights and benefits of Buyer hereunder that pertain thereto, and (c) to any Person that provides to Buyer the financing referred to in Section 8.12 (including any refinancing, replacement, substitution, modification or other amendment of such financing at any time and from time to time).

                 14.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto, Green Equity Investors II, L.P. and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, Green Equity Investors II, L.P. and such assigns, any legal or equitable rights hereunder.

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                 14.8 AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer.

                 14.9 NO OTHER REMEDIES. (a) Except in the event of fraud or as otherwise provided in Section 10.5(i), any and all remedies herein expressly conferred upon a party hereby are deemed exclusive of any other remedy conferred hereby or by law or equity on such party. In particular, except in the event of fraud or as otherwise provided in Section 10.5(i), or as otherwise determined by arbitration as provided in Section 14.13, the remedies provided by Article X for Losses shall be exclusive of any other rights or remedies available to a party against the other party, either at law or in equity, in relation to any breach, default or nonperformance of any representation, warranty, covenant, agreement or undertaking made or entered into by such other party pursuant to this Agreement (including any Ancillary Agreement), any agreement executed pursuant to this Agreement or the transactions contemplated hereby; provided that nothing contained in this Agreement (including any Ancillary Agreement) shall prejudice the right of a party to seek provisional remedies under the Real Estate Documents in accordance with California Code of Civil Procedure Section 1281.8 in conjunction with any arbitration as provided in Section 14.13.

                 (b) Except in the event of fraud, no Action for termination or rescission, or claiming repudiation, of this Agreement or any agreement or undertaking made or entered into pursuant to this Agreement (including any Ancillary Agreement) may be brought or maintained by either party against the other following the Closing Date no matter how severe, grave or fundamental any such breach, default or nonperformance may be by one party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such Action, except in the event of fraud.

                 14.10 FURTHER ASSURANCES. Each of Buyer and Seller agrees to
(a) cooperate fully with the other party, and to cause its subsidiaries and Affiliates to cooperate fully, (b) execute and cause such subsidiaries and Affiliates to execute such further instruments, documents and agreements, and
(c) give such further written assurances as may be reasonably requested by Buyer or Seller, as the case may be, to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. Buyer shall cause EDB Subsidiary (from and after the Closing), and Buyer's other Affiliates to perform all obligations specified herein to be performed by EDB Subsidiary and such Affiliates. Subject to and without limiting Seller's rights under Section 2.9, and except to the extent prohibited by any law, rule, regulation, Governmental Order or Governmental Authority, if at any time and from time to time after the Closing (without limitation as to time or otherwise) Buyer reasonably determines that all of Seller's or its Affiliate's rights, title and interests in and to an Asset has failed to be fully contributed or transferred and conveyed in

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accordance with Sections 2.3 or 2.4 to EDB Subsidiary, Buyer or an Affiliate
thereof, as the case may be, then Seller shall cause such Asset to be contributed or transferred and conveyed as soon as reasonably practicable after notice from Buyer to EDB Subsidiary, Buyer or an Affiliate thereof in accordance with Sections 2.3 or 2.4.

                 14.11 MUTUAL DRAFTING. This Agreement is the joint product of Buyer and Seller and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Seller and shall not be construed for or against any party hereto.

                 14.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles).

                 14.13 DISPUTE RESOLUTION. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

                 (a) The arbitration shall take place in Palo Alto, California.

                 (b) There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.

                 (c) Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

                 (d) At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

                 (e) The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

                 (f) The arbitrators shall have the authority to grant injunctive relief and order specific performance.

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                 (g) No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

                 (h) The arbitrators shall have the authority to allocate the fees and expenses of the arbitrators and the American Arbitration Association as well as the fees and expenses of the parties based upon the arbitrators' determination as to the merits of the parties' respective positions in the arbitration. If the arbitrators fail to make a specific determination as to fees and expenses, then such fees and expenses of the arbitrators and the American Arbitration Association shall be paid by the parties in equal amounts and the parties shall each bear their own fees and expenses.

                 (i) The arbitrators shall adhere to Section 14.12.

                 14.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 14.15 ENTIRE AGREEMENT. This Agreement, together with all Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, among Seller and Buyer with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein.

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                 IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             VARIAN ASSOCIATES, INC.,
                                                 a Delaware corporation

                                             By        /s/ Robert A. Lemos
                                                --------------------------------
                                                Name:  Robert A. Lemos
                                                Title: Vice President, Finance
                                             and
                                                       Chief Financial Officer

                                             COMMUNICATIONS & POWER INDUSTRIES
                                             HOLDING CORPORATION,
                                                 a Delaware corporation

                                             By        /s/ John G. Danhakl
                                                --------------------------------
                                                Name:  John G. Danhakl
                                                Title: President


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